The information in this Supplement and the SEC Base Prospectus is not complete and may be changed. This Supplement and the SEC Base Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. This document is an advertisement and is not a prospectus for the purposes of Directive 2003/71/EC (the “Directive”) and/or Part VI of the Financial Services and Markets Act 2000 (as amended). A final form prospectus will be prepared and made available to the public in accordance with the Directive. Investors should not subscribe for any securities referred to in this document except on the basis of information contained in the final form prospectus. The final form prospectus, when published, will be available on the website of the London Stock Exchange.

Filed pursuant to Rule 424(b)(5)
Registration Numbers 333-157296 and 333-11680

SUBJECT TO COMPLETION DATED JUNE 15, 2009

PROSPECTUS SUPPLEMENT TO SEC BASE PROSPECTUS DATED FEBRUARY 17, 2009

$•

The Japan Finance Corporation

(Incorporated under the Japan Finance Corporation Law)

•% Guaranteed Bonds Due June •, 2011

Unconditionally and Irrevocably Guaranteed

as to Payment of Principal and Interest by

Japan

We will pay interest on the bonds semi-annually in arrears in equal payments on • and • of each year, commencing •, 2009. The bonds will mature on June •, 2011. We may redeem all, but not less than all, of the bonds in the event of certain tax law changes. The redemption terms are described in this prospectus supplement dated •, 2009 (this “Supplement”) under “Description of the Bonds and Guarantee—Redemption”. The bonds will be issued only in registered form in denominations of $100,000 and integral multiples thereof. See “Description of the Bonds and Guarantee”.

As provided under the heading “UKLA Approved Prospectus” on page S-4 of this Supplement, certain parts (but not all) of this Supplement and the accompanying prospectus dated February 17, 2009 starting after page S-62 (the “SEC Base Prospectus”), as well as certain (but not all) of the documents incorporated by reference into this Supplement or the SEC Base Prospectus, constitute a “prospectus” for the purposes of Article 5.3 of the Directive 2003/71/EC (the “Prospectus Directive”). The parts of this Supplement and the SEC Base Prospectus and those documents incorporated by reference into this Supplement or SEC Base Prospectus that together constitute a “prospectus” for purposes of the Prospectus Directive are referred to herein as the “UKLA Approved Prospectus” and are identified on page S-4 of this Supplement under the heading “UKLA Approved Prospectus”.

We have applied to the Financial Services Authority in the United Kingdom, which we refer to as the “UK Listing Authority”, in its capacity as competent authority under the Financial Services and Markets Act 2000, as amended (“FSMA”), for the bonds to be listed on its Official List and to the London Stock Exchange plc (the “London Stock Exchange”) for the bonds to be admitted to trading on its Regulated Market. References in this Supplement to our bonds being “listed” (and all related references) shall mean that the bonds have been admitted to trading on the London Stock Exchange’s Regulated Market and have been admitted to the Official List of the UK Listing Authority. The London Stock Exchange’s Regulated Market is a regulated market for the purposes of Directive 2004/39/EC of the European Parliament and of the Council (the “Markets in Financial Instruments Directive”).

Neither the United States Securities and Exchange Commission (the “Commission”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Supplement or the SEC Base Prospectus. Any representation to the contrary is a criminal offense.

Prospective investors should consider carefully the factors described under the section headed “Risk Factors” in this document.

	Per Bond		Total
Price to Public(1)		•%	$	•
Underwriting Discount		•%	$	•
Proceeds, before expenses, to JFC(1)(2)		•%	$	•

(1)	Plus accrued interest, if any, from •, 2009, if settlement occurs after that date.
(2)	See “Underwriting”.

The underwriters are offering the bonds subject to various conditions. The underwriters expect to deliver the bonds through the book-entry facilities of The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”), and Clearstream Banking, Luxembourg, société anonyme (“Clearstream, Luxembourg”), against payment on or about •, 2009.

Deutsche Bank Securities	Barclays Capital	Morgan Stanley

Prospectus Supplement dated •, 2009.

Supplement

SEC Base Prospectus

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan and the bonds are subject to the Act on Special Measures Concerning Taxation of Japan. The bonds may not be offered or sold in Japan or to, or for the benefit of, residents of Japan or Japanese corporations, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and any other applicable laws, regulations and ministerial guidelines of Japan (see “Underwriting” below). Interest payments on bonds generally will be subject to Japanese withholding tax unless the holder establishes that the bonds are held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a Japanese designated financial institution described in Article 6 of the Act on Special Measures Concerning Taxation of Japan.

You should rely only on the information contained or incorporated by reference in this Supplement and the SEC Base Prospectus and, for the purposes of the UKLA Approved Prospectus, the documents incorporated by reference therein. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in the UKLA Approved Prospectus or otherwise in this Supplement or the SEC Base Prospectus is accurate as of any date other than the date on the front page of this Supplement or, with respect to information incorporated by reference, as of the date of such information.

In this Supplement, “we”, “our”, “us” and “JFC” refer to The Japan Finance Corporation.

The spot buying rate for U.S. dollars quoted on the Tokyo foreign exchange market on •, 2009, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥• = $1.00, and the noon buying rate on •, 2009 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was $1.00 = ¥•.

References in this Supplement to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years. References to “ ¥”or “yen” are to Japanese yen and references to “$” are to U.S. dollars.

IN THE UNITED KINGDOM, THIS SUPPLEMENT AND THE SEC BASE PROSPECTUS ARE FOR DISTRIBUTION ONLY TO PERSONS WHO (I) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS WHICH FALL WITHIN ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “ORDER”) OR (II) ARE PERSONS WHICH FALL WITHIN ARTICLE 49(2)(A)-(D) OF THE ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “RELEVANT PERSONS”). IN THE UNITED KINGDOM THIS SUPPLEMENT AND THE SEC BASE PROSPECTUS AND ANY OF THEIR CONTENTS IS DIRECTED ONLY AT RELEVANT PERSONS AND MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. IN THE UNITED KINGDOM ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS SUPPLEMENT AND THE SEC BASE PROSPECTUS RELATE IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

IN CONNECTION WITH THE ISSUE OF THE BONDS, • (THE “STABILIZING MANAGER”) (OR ANY PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT BONDS OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE BONDS AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE

PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE BONDS IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE BONDS AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE BONDS. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE RELEVANT STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

On October 1, 2008, JFC succeeded to the assets, and assumed the obligations, in each case other than those of the Overseas Economic Cooperation Operations and certain minor assets to which the Japanese government succeeded, of Japan Bank for International Cooperation (the “Predecessor”), and also succeeded to the assets of, and assumed the obligations, in each case other than certain minor assets to which the Japanese government succeeded, of three other Japanese government financing corporations, namely the National Life Finance Corporation, the Japan Finance Corporation for Small and Medium Enterprise and the Agriculture, Forestry and Fisheries Finance Corporation (collectively, the “Other Predecessors”) pursuant to the Japan Finance Corporation Law (Law No. 57 of 2007) (the “JFC Law”), except as further described in the SEC Base Prospectus. JFC has established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC (the “JBIC Operations”) and the international arm of JFC continues to be operating under the name of “Japan Bank for International Cooperation” or “JBIC” pursuant to the JFC Law.

UKLA Approved Prospectus

This Supplement and the SEC Base Prospectus starting after page S-62 including the following documents incorporated by reference:

•	the Annual Report on Form 18-K of Japan for the year ended March 31, 2008 (the “Japan 18-K 2008”); and

•	the Annual Report on Form 18-K of Japan for the year ended March 31, 2007 (the “Japan 18-K 2007”),

but excluding the following:

•	the section “Summary Financial Information” in this Supplement;

•	the section “Introduction” in this Supplement;

•	the section “Where You Can Find More Information” in the SEC Base Prospectus;

•	the Annual Report on Form 18-K of the Predecessor for the year ended March 31, 2008 which is otherwise incorporated into this Supplement or the SEC Base Prospectus;

•	the Annual Report on Form 18-K of the Predecessor for the year ended March 31, 2007 which is otherwise incorporated into this Supplement or the SEC Base Prospectus; and

•	all references in this Supplement to documents which are being incorporated by reference into the SEC Base Prospectus,

together comprise a “prospectus” for the purposes of Article 5.3 of the Prospectus Directive (the “UKLA Approved Prospectus”) and for the purpose of giving information with regard to us, Japan and our bonds which, according to the particular nature of us, Japan and our bonds, is necessary to enable investors to make an informed assessment of our and Japan’s assets and liabilities, financial position, profit and losses and prospects, and of the rights attaching to our bonds and the guarantee.

The only documents incorporated by reference into the UKLA Approved Prospectus are the Japan 18-K 2008 and the Japan 18-K 2007.

Responsibility Statements

We accept responsibility for the information contained in the UKLA Approved Prospectus. To the best of our knowledge and belief (after taking care to ensure that such is the case) the information contained in the UKLA Approved Prospectus is in accordance with the facts and contains no omission likely to affect its import.

Japan accepts responsibility for the information contained in the UKLA Approved Prospectus relating to Japan and the guarantee. To the best of Japan’s knowledge and belief (after taking care to ensure that such is the case) the information contained in the UKLA Approved Prospectus relating to Japan and the guarantee is in accordance with the facts and contains no omission likely to affect its import.

FOREIGN EXCHANGE CONSIDERATIONS

An investment in the bonds, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, which we refer to as the “home currency”, entails significant risks not associated with a similar investment in a security denominated in the purchaser’s home currency. These include the possibility of:

•	significant changes in rates of exchange between the home currency and the U.S. dollar; and

•	the imposition or modification of foreign exchange controls with respect to the U.S. dollar.

We have no control over a number of factors affecting this type of bond, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the U.S. dollar, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the bonds. Depreciations of the U.S. dollar against the purchaser’s home currency could result in a decrease in the purchaser’s effective yield of the bonds below the coupon rate, and in certain circumstances, could result in a loss to such purchaser on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the bonds.

INCORPORATION BY REFERENCE

The Predecessor’s Annual Report on Form 18-K (containing the Predecessor’s audited financial statements) for the year ended March 31, 2008 (the “2008 Predecessor 18-K”), the Predecessor’s Annual Report on Form 18-K (containing the Predecessor’s audited financial statements) for the year ended March 31, 2007 (the “2007 Predecessor 18-K”) and Japan’s Annual Report on Form 18-K for the years ended March 31, 2007 and 2008, each of which has been previously published and each of which has been filed with the United States Securities and Exchange Commission and the Financial Services Authority in the United Kingdom, are hereby incorporated by reference and form part of this Supplement (except with respect to the UKLA Approved Prospectus (as described in the paragraph immediately below)).

Each of the 2008 Predecessor 18-K and the 2007 Predecessor 18-K as well as any reference in this Supplement to documents incorporated by reference into the SEC Base Prospectus are excluded for the purposes of the UKLA Approved Prospectus. The only documents incorporated by reference into the UKLA Approved Prospectus are Japan’s Annual Report on Form 18-K for the year ended March 31, 2007 and 2008.

Any statement contained in a document which is incorporated by reference in the UKLA Approved Prospectus or otherwise in this Supplement or the SEC Base Prospectus shall be deemed to be modified or superseded for the purpose of the UKLA Approved Prospectus or this Supplement to the extent that a statement contained herein or another document incorporated by reference herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the UKLA Approved Prospectus or this Supplement. Copies of the documents incorporated by reference in the UKLA Approved Prospectus or otherwise in this Supplement or the SEC Base Prospectus are available free of charge at the office of the Paying Agent in London.

For the purposes of the UKLA Approved Prospectus, the information incorporated by reference from Japan’s Annual Report on Form 18-K for the year ended March 31, 2008 includes the following items in relation to Japan (the page numbers below are those of Exhibit 1 to such Annual Report):

Items	Japan’s Annual Report in respect of the year ended March 31, 2008 on Form 18-K - Exhibit 1 (Description of Japan)
Geographical location and legal form	“General—Area and Population”, “General—Government” and “General—Political Parties” on pages 3-4

Description of the economy	“The Economy” on pages 5-11

Description of the political system and government	“General—Government” and “General—Political Parties” on pages 3-4

Tax and budgetary systems	“Government Finance” on pages 18-23

Gross public debt and debt record	“Debt Record”, “Japan Public Debt”, “Internal Debt” and “External Debt” on pages 24-28

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments—Foreign Trade” and “Foreign Trade and Balance of Payments—Balance of Payments” on pages 12-15

Foreign exchange reserves	“Foreign Trade and Balance of Payments—Official Foreign Exchange Reserves” on page 16

Financial position and resources	“Government Finance” on pages 18-22

Income and expenditure figures	“Government Finance” on pages 18-22

For the purposes of the UKLA Approved Prospectus, the information incorporated by reference from Japan’s Annual Report on Form 18-K for the year ended March 31, 2007 includes the following items in relation to Japan (the page numbers below are those of Exhibit 1 to such Annual Report):

Items	Japan’s Annual Report in respect of the year ended March 31, 2007 on Form 18-K - Exhibit 1 (Description of Japan)
Geographical location and legal form	“General—Area and Population”, “General—Government” and “General—Political Parties” on pages 3-4

Description of the economy	“The Economy” on pages 5-11

Description of the political system and government	“General—Government” and “General—Political Parties” on pages 3-4

Tax and budgetary systems	“Government Finance” on pages 18-22

Gross public debt and debt record	“Debt Record”, “Japan Public Debt”, “Internal Debt” and “External Debt” on pages 23-27

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments—Foreign Trade” and “Foreign Trade and Balance of Payments—Balance of Payments” on pages 12-15

Foreign exchange reserves	“Foreign Trade and Balance of Payments—Official Foreign Exchange Reserves” on page 16

Financial position and resources	“Government Finance” on pages 18-22

Income and expenditure figures	“Government Finance” on pages 18-22

INTRODUCTION

This section does not form part of the UKLA Approved Prospectus as defined on page S-4 of this Supplement.

The following is an abstract of certain information contained elsewhere in this Supplement or the SEC Base Prospectus or incorporated by reference herein. More detailed information is contained elsewhere in this Supplement or the SEC Base Prospectus or incorporated by reference herein. You should read carefully this entire Supplement, the SEC Base Prospectus and the other documents we refer to for a complete understanding of this offering.

Issuer	The Japan Finance Corporation.

Securities Offered	$• principal amount of •% Guaranteed Bonds Due June •, 2011.

Guarantee	Payments of principal of and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Maturity Date	June •, 2011.

Interest Payment Dates	Semi-annually on • and • of each year, commencing •, 2009.

Interest Rate	•% per year. We will pay interest on the bonds semi-annually in arrears in equal payments. Whenever it is necessary to compute any amount of interest in respect of the bonds other than with respect to regular semi-annual payments, that interest will be calculated on the basis of a 360-day year of twelve 30-day months.

Ranking	The bonds will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Additional Amounts	In the event that certain taxes, as described under “Description of the Bonds and Guarantee”, are payable on the bonds, we will, subject to certain exceptions, pay such additional amounts on the bonds as will result, after deduction or withholding of such taxes, in the payment of the amounts that would have been payable on the bonds if no such deduction or withholding had been required. For further detail on the payment of these additional amounts, see “Description of the Bonds and Guarantee—Additional Amounts”.

Redemption	We may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts we are required to pay, as described under “Description of the Bonds and Guarantee—Redemption”.

Markets	We are offering the bonds for sale only in those jurisdictions other than Japan (subject to certain exceptions) where it is legal to make such offers. See “Underwriting” for a description of applicable selling restrictions.

Listing	We have applied to the UK Listing Authority for the bonds to be listed on its Official List and to the London Stock Exchange for the bonds to be admitted to trading on its Regulated Market.

Form and Settlement	All bonds will be in registered form, without interest coupons attached. Bonds offered and sold outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg. Bonds offered and sold within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC bonds, which will be registered in the name of Cede & Co., as the nominee of DTC. Except as described in this Supplement, beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear and Clearstream, Luxembourg, and owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered holders of bonds under the fiscal agency agreement relating to the bonds. The bonds will be sold only in denominations of $100,000 and integral multiples thereof. For further information on book-entry procedures, see “Description of the Bonds and Guarantee—Form, Denominations and Registration”.

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders against payment in same-day funds on the settlement date. For information on secondary market trading, see “Global Clearance and Settlement—Secondary Market Trading”.

Fiscal Agent, Paying Agent and Transfer Agent	The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, also acting through Union Bank, N.A.

Common Code	043468782
CUSIP	471065 AA0
ISIN	US471065 AA03 (DTC global bond); XS0434687827 (international global bond)

RISK FACTORS

We believe that the following factors may affect our ability to fulfil our obligations under our bonds. All of these factors are contingencies which may or may not occur and we are not in a position to express a view on the likelihood of any such contingency occurring.

Factors which we believe may be material for the purpose of assessing the market risks associated with our bonds are also described below.

We believe that the factors described below represent the principal risks inherent in investing in our bonds, but we do not represent that the statements below regarding the risks of holding any bonds are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Supplement and the SEC Base Prospectus (including any documents incorporated by reference herein) or, for the purposes of the UKLA Approved Prospectus, the detailed information set out elsewhere in the UKLA Approved Prospectus (including any documents incorporated therein), and reach their own views prior to making any investment decision.

Risks Relating to Us

Risks relating to policies of the Japanese government

As a government-affiliated joint-stock corporation which serves the purposes of the Japanese government, our business and financial condition may be adversely affected by the policies of the Japanese government.

Risks Relating to the Market Risk of Bonds Generally

Our bonds may not be a suitable investment for all investors

Each potential investor in our bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of our bonds, the merits and risks of investing in our bonds and the information contained in, or incorporated by reference to, this Supplement and the SEC Base Prospectus or, for the purposes of the UKLA Approved Prospectus, the information contained therein or incorporated by reference therein;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our bonds and the impact our bonds will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in our bonds, including where the currency for principal or interest payments is different from the potential investor’s home currency;

(iv)	understand thoroughly the terms of our bonds and be familiar with the behavior of any relevant and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Exchange rate risk

Prospective investors in our bonds should be aware that an investment in our bonds may involve exchange rate risks. Our bonds may be denominated in a currency other than the currency of the investor’s home jurisdiction and/or in a currency other than the currency in which an investor wishes to receive funds. Exchange rates between currencies are determined by factors of supply and demand in the international currency markets which are influenced by macro economic factors, speculation and central bank and government intervention (including the imposition of currency controls and restrictions). Fluctuations in exchange rates may affect the value of our bonds. Accordingly, only investors who understand and are able to bear the risks associated with movements in foreign exchange rates and how such movements may affect our bonds should consider purchasing our bonds.

The secondary market generally

Our bonds may have no established trading market when issued, and one may never develop. If a market does develop, it may not be sufficiently liquid. Therefore, investors may not be able to sell their bonds easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of bonds.

Risks Relating to the Bonds

Limited liquidity

The fact that our bonds may be listed does not necessarily assure liquidity. No assurance can be given that there will be a market for our bonds. If our bonds are not traded on any stock exchange, pricing information for such bonds may be more difficult to obtain, and the liquidity and market prices of such bonds may be adversely affected. The liquidity of our bonds may also be affected by restrictions on offers and sales of our bonds in some jurisdictions. The underwriters may from time to time make a market in the bonds but are under no obligation to do so and, if a market does develop, it may not continue until the maturity of all our bonds.

Bonds subject to optional redemption by us

Redemption of our bonds in circumstances of changes in applicable laws or treaties may limit their market value. During any period when we may elect to redeem our bonds, the market value of our bonds generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.

RECENT DEVELOPMENTS

JFC and JBIC (as the international arm of JFC)

OUR OPERATIONS

Under the JFC Law, we conduct the JBIC Operations and our other operations (operations aimed at micro business and individuals, operations aimed at agriculture, forestry, fisheries and food business, and operations aimed at small and medium enterprises) separately from one another. For budget and accounting purposes, the JFC Law sets forth seven separate accounts, six of which relate to our other operations. One of those seven accounts relates to the JBIC Operations. The JFC Law contemplates that each of these seven accounts is to be administered separately from one another, and generally a transfer of funds from one account to another is not permitted. The JFC Law further provides that our capital and reserves as well as appropriation of earnings are to be separately accounted for each of the seven accounts.

In terms of our financing activities, we make borrowings and issue debt securities specific to one of our seven accounts. Proceeds from such borrowings or debt securities issuances are applied only to the specified account. Likewise, funds for interest and principal payments for such indebtedness are provided only from the specified account, and funds from other accounts cannot be applied to such payments. As described in “Use of Proceeds”, the net proceeds of the issue of the bonds offered hereby will be used solely and exclusively for the JBIC Operations.

The JBIC account is required to conduct sound and efficient operations based on the following two principles: that repayments from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”) and that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JFC Law.

According to the Structural Plan for Policy Based Finance Reform, dated June 27, 2006, which was decided by the Headquarters for the Promotion of Policy-Based Finance Reform and the Headquarters for the Promotion of Administrative Reform, both of which were established by Cabinet Decisions pursuant to Japanese law, there has been the recognition that the operations of the Other Predecessors, which now constitute our domestic operations (i.e., those other than the JBIC Operations), (i) received certain amounts of financial assistance from the government and had levels of equity capital ratio that were relatively lower than that of the Predecessor’s operations (now the JBIC Operations), and (ii) procured nearly all of their funds from the domestic market and did not necessarily need to be recognized in the international market. With respect to our domestic operations, when the JFC Law was enacted, the two houses of the Japanese Diet passed accompanying resolutions stating that such domestic operations needed to appropriately meet the financing needs of the general public, persons engaged in small and medium enterprises and persons engaged in agriculture, forestry and fishery, and that necessary and sufficient fiscal and other measures would be provided for that purpose.

SUMMARY UNAUDITED JAPANESE GAAP FINANCIAL INFORMATION

AS OF AND FOR THE SIX MONTHS ENDED MARCH 31, 2009

The table below sets forth the summary unaudited financial information of JFC and JBIC, as the international arm of JFC, as of and for the six months ended March 31, 2009, prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”).

Balance Sheet—JFC (unaudited)

As of March 31, 2009
(in millions)
ASSETS:
Assets:
Cash and due from banks	¥1,617,281
Receivable under resale agreements	11,487
Securities	49,621
Loans	24,004,996
Miscellaneous assets	749,394
Tangible fixed assets	284,605
Intangible fixed assets	10,564
Customers’ liabilities for acceptances and guarantees	1,692,026
Allowance for possible loan losses	(417,878)

Total assets	¥28,002,099

LIABILITIES, CAPITAL AND RESERVES:
Liabilities:
Borrowings	¥15,990,564
Short-term bonds	299,884
Bonds and notes	5,772,629
Trusted funds	36,703
Reserve for outstanding claims	1,017,813
Miscellaneous liabilities	102,764
Reserve for bonus payments	5,808
Reserve for bonus payments for directors and corporate auditors	29
Reserve for employee retirement benefits	200,283
Reserve for director and corporate auditor retirement benefits	25
Reserve for compensation	3,000
Acceptances and guarantees	1,692,026

Total liabilities	25,121,533

Capital and Reserves:
Capital:	2,452,167
Capital surplus	1,472,638
Other retained earnings	(1,215,224)
Total valuation differences and translation adjustments	170,984

Total net assets	2,880,565

Total liabilities and net assets	¥28,002,099

Statement of Operations—JFC (unaudited)

Six months ended March 31, 2009
(in millions)
Ordinary Income:
Interest income	¥259,849
Fees and commissions	3,957
Insurance premium	90,020
Other operating income	259
Receipts from general account of the national budget	26,977
Other ordinary income	660

381,725
Ordinary Expenses:
Interest expenses	155,533
Fees and commissions	4,452
Insurance claims	717,264
Other operating expenses	3,379
General and administrative expenses	67,413
Other ordinary expenses	97,778

1,045,821

Ordinary profits (loss)	(664,096)
Extraordinary gains	8,771
Extraordinary losses	88

Net income (loss)	¥(655,414)

Our ordinary income for the six months ended March 31, 2009 (our first fiscal period) was ¥381,725 million. Most of this was attributable to interest income, which amounted to ¥259,849 million. A significant portion of our interest income related to such income in the JBIC Operations (¥93,554 million) and in the operations aimed at small and medium enterprises (¥53,835 million).

Our ordinary expenses for the six months ended March 31, 2009 was ¥1,045,821 million. Most of this was attributable to insurance claims, amounting to ¥717,264 million, relating to credit insurance provided in the operations aimed at small and medium enterprises.

For the six months ended March 31, 2009, we incurred net loss of ¥655,414 million, most of which was attributable to the operations aimed at small and medium enterprises.

Balance Sheet—JBIC (as the international arm of JFC) (unaudited)

As of March 31, 2009
(in millions)
ASSETS:
Assets:
Cash and due from banks	¥239,218
Securities	10,920
Loans	7,243,068
Miscellaneous assets	698,794
Tangible fixed assets	38,307
Intangible fixed assets	2,821
Customers’ liabilities for acceptances and guarantees	1,650,329
Allowance for possible loan losses	(126,500)

Total assets	¥9,756,961

LIABILITIES, CAPITAL AND RESERVES:
Liabilities:
Borrowings	¥4,019,847
Bonds and notes	2,093,214
Miscellaneous liabilities	35,448
Reserve for bonus payments	581
Reserve for bonus payments for directors and corporate auditors	7
Reserve for employee retirement benefits	11,611
Reserve for directors and corporate auditors retirement benefits	5
Acceptances and guarantees	1,650,329

Total liabilities	7,811,046

Capital and reserves:
Capital:	1,035,500
Other retained earnings	739,430
Total valuation differences and translation adjustments	170,984
Total net assets	1,945,915

Total liabilities and net assets	¥9,756,961

Statement of Operations—JBIC (as the international arm of JFC) (unaudited)

Six months ended March 31, 2009
(in millions)
Ordinary Income:
Interest income	¥93,554
Fees and commissions	3,697
Other operating income	259
Other ordinary income	229

97,740
Ordinary Expenses:
Interest expenses	66,011
Fees and commissions	578
Other operating expenses	2,852
General and administrative expenses	8,145
Other ordinary expenses	222

77,810

Ordinary profits	19,929
Extraordinary gains	6,947
Extraordinary losses	39

Net income	¥26,838

The ordinary income of the JBIC Operations for the six months ended March 31, 2009 was ¥97,740 million. Most of this was attributable to interest income, which amounted to ¥93,554 million, reflecting measures undertaken in response to the global financial crisis, and financing and other assistance provided to large-scale natural resource and infrastructure projects. (The Predecessor recorded ¥120,386 million of interest income in its international financial account for the six months ended September 30, 2008, and such interest income was ¥340,867 million for the year ended March 31, 2008.)

The ordinary expenses of the JBIC Operations for the six months ended March 31, 2009 was ¥77,810 million. Most of this was attributable to interest expenses, amounting to ¥66,011 million, which mostly reflected interest expenses for our borrowings and outstanding debt securities. (The Predecessor recorded ¥88,863 million of interest expenses in its international financial account for the six months ended September 30, 2008, and such interest expenses amounted to ¥273,771 million for the year ended March 31, 2008.)

For the six months ended March 31, 2009, we had recorded net income of ¥26,838 million for the JBIC Operations.

NON-PERFORMING LOANS

Our asset qualify self-assessment is based on our financial statements prepared in accordance with Japanese GAAP.

The following table sets forth the results of our assessment of our loans relating to the JBIC Operations as of March 31, 2009, classified in all material respects according to the standards under the Banking Law of 1981, as amended (the “Banking Law”):

Principal Amount of Non-Performing Loans

Calculated and Disclosed under Banking Law

As of March 31, 2009
(millions of yen)
Bankrupt loans(a)	¥26,908
Non-accrual loans(b)	110,674
Past due loans (three months or more)(c)	—
Restructured loans(d)	92,894

Total	¥230,477

(a)	“Bankrupt loans” are loans to borrowers which have begun bankruptcy, composition, reorganization, winding-up or special liquidation proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Commercial Code or other similar laws of Japan or have had their transactions with the promissory note clearinghouse suspended, or loans to borrowers which have begun similar proceedings under any foreign law. Our loans as of March 31, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥43,377 million; operations aimed at agriculture, forestry, fisheries and food business—¥1,287 million; and operations aimed at small and medium enterprises—¥54,219 million.
(b)	“Non-accrual loans” are loans which are placed non-accrual status when collection of either the principal or interest becomes doubtful, but exclude “Bankrupt loans”. Our loans as of March 31, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥163,890 million; operations aimed at agriculture, forestry, fisheries and food business—¥76,064 million; and operations aimed at small and medium enterprises—¥458,308 million.
(c)	“Past due loans (three months or more)” are loans for which principal and/or interest is past due three months or more from the date following the scheduled payment date, but exclude “Bankrupt loans” and “Non-accrual loans”. Our loans as of March 31, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥233 million; operations aimed at agriculture, forestry, fisheries and food business—¥3,864 million; and operations aimed at small and medium enterprises—none.
(d)	“Restructured loans” are loans the terms of which we have modified in favor of borrowers in order to expedite the borrowers’ restructuring and to support the borrower by, among other things, reducing the stated interest rate, deferring interest payments or write downs, but exclude (1) “Bankrupt loans”, (2) “Non-accrual loans”, and (3) “Past due loans (three months or more)”. Our loans as of March 31, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥309,915 million; operations aimed at agriculture, forestry, fisheries and food business—¥24,843 million; and operations aimed at small and medium enterprises—¥153,114 million.

The following table sets forth the result of our assessment of our loan portfolio relating to the JBIC Operations as of March 31, 2009, classified in all material respects according to the standards under the Law on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”):

Problem Assets

Calculated and Disclosed under Financial Revitalization Law

As of March 31, 2009
(millions of yen)
Bankrupt and quasi-bankrupt assets(a)	¥26,908
Doubtful assets(b)	110,674
Substandard loans(c)	92,894

Total	¥230,477

(a)	“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated. Our loans as of March 31, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥139,990 million; operations aimed at agriculture, forestry, fisheries and food business—¥9,393 million; and operations aimed at small and medium enterprises—¥116,337 million.
(b)	“Doubtful assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis. Our loans as of March 31, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥68,273 million; operations aimed at agriculture, forestry, fisheries and food business—¥67,975 million; and operations aimed at small and medium enterprises—¥397,312 million.
(c)	“Substandard loans” are (1) “Past due loans (three months or more)” for which principal and/or interest is past due three months or more from the date following the scheduled payment date excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (2) restructured loans on which we granted concessions to borrowers in financial difficulties to assist them in their financial recovery and eventually be able to pay to creditors, but exclude “Bankrupt and quasi-bankrupt assets”, “Doubtful assets” and “Past due loans (three months or more)”. Our loans as of March 31, 2009 falling within this category relating to our other operations were as follows: operations aimed at micro business and individuals—¥310,149 million; operations aimed at agriculture, forestry, fisheries and food business—¥28,708 million; and operations aimed at small and medium enterprises—¥153,114 million.

Japan

INTRODUCTORY NOTE

The following tables and information update the tables and information relating to Japan in its Annual Report on Form 18-K for the year ended March 31, 2008. The following sections have been updated to reflect current information and have not been revised in their entirety. In the following sections, information pertaining to previous years is provided solely for your convenience.

BANK OF JAPAN INTEREST RATE

On March 1, 2001, The Bank of Japan lowered its basic discount rate and basic loan rate from 0.35% to 0.25%. On September 19, 2001, The Bank of Japan further lowered its basic discount rate and basic loan rate to 0.10%. On July 14, 2006, The Bank of Japan raised its basic discount rate and basic loan rate to 0.40%, and on February 21, 2007, it further raised its basic discount rate and basic loan rate to 0.75%. On October 31, 2008, the Bank of Japan lowered its basic discount rate and basic loan rate to 0.50% and further lowered it to 0.30% on December 19, 2008, where it remains today. The current target rate for the uncollateralized overnight call rate is 0.1%.

THE ECONOMY

Gross Domestic Product and National Income

In May 2009, Japan announced revised gross domestic product financial data for JFY 1994 through JFY 2008. The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2004 through JFY 2008 (based on the chain-linked method) and reflects the May 2009 revisions.

	JFY 2004	JFY 2005	JFY 2006	JFY 2007	JFY 2008	Percentage of JFY 2008
	(yen amounts in billions)
Total Consumption
Private Sectors	¥284,173	¥287,272	¥289,757	¥291,864	¥290,551	58.5%
Public Sectors	89,785	90,579	90,944	93,126	94,393	19.0

	373,958	377,851	380,701	384,991	384,944	77.5
Total Gross Capital Formation
Private Sectors
Producers’ Durable Equipment	71,504	75,901	80,465	82,671	75,145	15.1
Residential Construction	18,414	18,387	18,750	16,603	16,468	3.3
Public Sectors	24,002	22,994	21,232	20,361	20,074	4.0

	113,919	117,282	120,447	119,634	111,686	22.5
Additions to Business Inventories
Private Sectors	1,409	1,302	2,423	2,936	1,817	0.4
Public Sectors	275	251	191	258	214	0.0

	1,684	1,553	2,615	3,194	2,031	0.4
Net Exports of Goods and Services	8,929	6,502	7,134	8,004	(2,054)	–0.4

Nominal Gross Domestic Expenditures	¥498,491	¥503,187	¥510,925	¥515,823	¥496,607	100.0%

Real Gross Domestic Expenditures(a)	¥527,980	¥540,015	¥552,236	¥562,344	¥542,878

Surplus of the Nation on Current Account Exports of Goods and Services and Other Receipts from Abroad	14,749	19,164	22,700	26,630	23,094
Less: Imports of Goods and Services and Other Payments Abroad	(4,721)	(5,960)	(7,702)	(9,021)	(7,788)

	10,029	13,204	14,999	17,610	15,306

Gross National Income	¥508,519	¥516,391	¥525,897	¥533,433	¥511,913
Percentage Changes of GDP from Previous Year
At Nominal Prices	1.0%	0.9%	1.5%	1.0%	–3.7%
At Real Prices(a)	2.0	2.3	2.3	1.8	–3.5
Deflator	–1.0	–1.3	–0.7	–0.9	–0.3

(a)	Real prices are based on calendar year 2000.
Source:	Economic and Social Research Institute, Cabinet Office.

In May 2009, Japan announced revised quarterly gross domestic product financial data for the fourth quarter of JFY 1993 through the fourth quarter of JFY 2008. The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for the quarters below in JFY 2007 through JFY 2008 (based on the chain-linked method) and reflects the May 2009 revisions.

Quarterly Gross Domestic Product(a)

	JFY 2007				JFY 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(yen amounts in billions)
Nominal Gross Domestic Expenditures	¥515,157	¥512,850	¥514,603	¥521,452	¥510,450	¥502,728	¥494,549	¥480,455

Real Gross Domestic Expenditures(b)(c)	¥559,506	¥560,628	¥563,150	¥567,896	¥562,799	¥559,254	¥537,966	¥516,240

Percentage Changes of GDP from Corresponding Quarter of Previous Year At Nominal Prices(d)	1.7%	1.4%	0.7%	0.0%	–0.9%	–1.8%	–3.6%	–8.6%
At Real Prices(c)(d)	2.2	1.9	1.9	1.3	0.6	–0.3	–4.3	–9.7
Deflator	–0.5	–0.5	–1.2	–1.3	–1.5	–1.5	0.7	1.1

(a)	Quarterly GDP financial data is subject to change.
(b)	Numbers are based on seasonally-adjusted GDP figures.
(c)	Real prices are based on calendar year 2000.
(d)	Percentage changes are based on original GDP figures.
Source:	Economic and Social Research Institute, Cabinet Office.

In December 2008, Japan announced revised national income financial data for 1994 through 2007. The following table sets forth national income for the calendar years 2003 through 2007 and reflects the December 2008 revisions. As of the date of this Supplement, national income data for 2008 is unavailable.

National Income

	JFY 2003	JFY 2004	JFY 2005	JFY 2006	JFY 2007
		(yen amounts in billions)
Domestic Factor Income	¥356,946	¥360,399	¥368,471	¥370,709	¥375,981
Net Income from Abroad	8,524	9,620	11,849	14,418	17,238

National Income at Nominal Prices	¥365,470	¥370,019	¥380,319	¥385,127	¥393,219

Percentage Changes of Income at Nominal Prices from Previous Calendar Year	–0.4%	1.2%	2.8%	1.3%	2.1%

Source: Economic and Social Research Institute, Cabinet Office.

INDUSTRY

The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for the following calendar years indicated.

GDP by Industrial Sectors (at nominal prices)

	2003	2004	2005	2006	2007
Industry
Agriculture, Forestry and Fisheries	1.7%	1.6%	1.5%	1.5%	1.4%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	21.0	21.2	21.5	21.2	21.1
Construction	6.6	6.6	6.4	6.3	6.0
Electric Power Generation, Gas and Water	2.6	2.6	2.4	2.3	2.0
Wholesale and Retail Trade	13.5	13.6	13.8	13.4	13.3
Finance and Insurance	7.0	6.8	7.0	6.9	6.7
Real Estate	12.2	12.0	12.0	11.9	11.9
Transportation and Communication	7.0	6.9	6.7	6.6	6.5
Services	21.3	21.1	21.5	21.8	22.0

Total	92.9	92.4	92.7	92.1	91.0
Public Services
Electric Power Generation, Gas and Water	1.0	1.0	1.0	1.0	1.0
Services	2.8	2.7	2.7	2.6	2.6
Public Administration	5.7	5.7	5.7	5.7	5.7

Total	9.5	9.4	9.4	9.3	9.3
Non-Profit Services	1.9	2.0	2.0	2.1	2.1

Total	104.4%	103.7%	104.1%	103.5%	102.3%

Source:	Annual Report on National Accounts, Economic and Social Research Institute, Cabinet Office.

Energy

The following table sets forth the total amounts of primary energy supplied and the percentages supplied by different sources for JFY 2003 through JFY 2007.

Sources of Primary Energy Supplied

JFY	Total Primary Energy Supplied (peta-joule)	Oil	Coal	Nuclear	Natural Gas	Other
2003	23,047	50.0%	20.2%	9.1%	14.4%	6.3%
2004	23,664	48.1	21.4	10.5	13.9	6.1
2005	23,787	49.0	20.3	11.3	13.8	5.6
2006	23,777	47.1	20.5	11.2	15.1	6.1
2007(a)	23,875	47.0	21.3	9.7	16.3	5.7

(a)	2007 figures are preliminary.
Source:	Agency of Natural Resources and Energy, Ministry of Economy, Trade and Industry, Report on Energy Supply and Demand.

The following table sets forth information relating to total electric power generating capacity and electric power generation for JFY 2003 through JFY 2007.

	JFY 2003	JFY 2004	JFY 2005	JFY 2006	JFY 2007
	(megawatts)
Electric power generating capacity(a):
Fossil Fuel	174,721	177,472	175,779	176,350	176,894
Nuclear	45,742	47,122	49,580	49,467	49,467
Hydro-electric	46,781	46,803	47,357	47,375	47,637
Other	1,043	1,304	1,764	1,796	2,072

Total	268,287	272,701	274,183	274,988	276,070

Electric power generation:
Fossil Fuel	745,488	747,069	761,841	755,084	839,029
Nuclear	240,013	282,442	304,755	303,426	263,832
Hydro-electric	104,138	103,147	86,350	97,340	84,234
Other	4,317	4,683	4,981	5,260	5,676

Total	1,093,956	1,137,341	1,157,926	1,161,110	1,192,771

(a)	At the end of fiscal year—March 31.
Source:	Handbook of Electric Power Industry, Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry.

GOVERNMENT FINANCE

Revenues, Expenditures and Budgets

The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2003 through JFY 2008 and the budget for JFY 2009.

Summary of Consolidated General and Special Accounts

	JFY 2003	JFY 2004	JFY 2005	JFY 2006	JFY 2007	JFY 2008 Provisional Results as of December 31, 2008	JFY 2009 Revised Budget
	(yen amounts in billions)
REVENUES
Total Revenues, General Account	¥85,623	¥88,898	¥89,000	¥84,413	¥84,553	¥91,081	¥102,474
Total Revenues, Special Accounts	385,755	419,300	452,141	501,536	395,920	409,854	383,977
EXPENDITURES
Total Expenditures, General Account	¥82,416	¥84,897	¥85,520	¥81,445	¥81,843	¥91,011	¥102,474
Total Expenditures, Special Accounts	357,691	376,033	401,184	450,580	353,283	370,347	367,990

Source: Budget, Ministry of Finance.

General Account

	JFY 2003	JFY 2004	JFY 2005	JFY 2006	JFY 2007	JFY 2008 Revised Budget(a)	JFY 2009 Revised Budget
	(yen amounts in billions)
REVENUES
Tax and Stamp Revenues	¥43,282	¥45,589	¥49,065	¥49,069	¥51,018	¥46,429	¥46,103
Carried-over Surplus	3,615	3,207	4,001	3,481	2,967	635	—
Government Bond Issues	35,345	35,490	31,269	27,470	25,382	33,168	44,113
Income from operation	17	17	16	16	16	16	16
Gains from deposition of assets	441	403	332	275	294	311	263
Miscellaneous Receipts	2,923	4,192	4,317	4,102	4,876	8,351	11,979

Total Revenues	¥85,623	¥88,898	¥89,000	¥84,413	¥84,553	¥88,911	¥102,474

EXPENDITURES
Local Allocation Tax Grants, etc.	¥17,399	¥17,662	¥17,441	¥16,701	¥14,932	¥15,679	¥16,573
National Debt Service	15,544	17,515	18,736	18,037	19,290	19,940	20,321
Social Security	19,720	20,286	20,603	20,555	21,141	22,831	28,227
Public Works	9,359	8,236	8,391	7,709	7,257	7,282	9,417
Education and Science	6,472	6,149	5,701	5,331	5,458	5,634	6,743
National Defense	4,927	4,898	4,878	4,817	4,758	4,818	4,905
Government Employee Pensions and Others	1,207	1,136	1,065	992	941	852	787
Economic Assistance	900	880	784	784	787	799	683
Major Foodstuff Measures	744	652	657	610	674	1,087	1,499
Energy Measures	557	504	493	471	866	868	1,014
Small and Medium-sized Businesses	241	288	237	240	418	1,085	1,820
Transfer to the Industrial Investment Special Account	102	98	71	48	20	—	—
Financial aid upon repayment of Public Investments in connection with the Structural Reform	—	1,281	1,130	—	—	—	—
Miscellaneous	5,243	5,312	5,335	5,152	5,301	7,784	9,986
Contingencies	0	0	0	0	0	250	350
Emergency Stimulus Package(b)	—	—	—	—	—	—	150

Total Expenditures	¥82,416	¥84,897	¥85,520	¥81,445	¥81,843	¥88,911	¥102,474

Surplus of Revenues over Expenditures	¥3,207	¥4,001	¥3,481	¥2,967	¥2,711	¥—	¥—

(a)	As of the date of this Supplement, details for the provisional results for JFY 2008 General Accounts are not available.
(b)	Newly established effective JFY 2009.
Source:	Budget, Ministry of Finance.

Special Accounts

	JFY 2003		JFY 2004		JFY 2005		JFY 2006		JFY 2007		JFY 2008 Revised Budget(a)		JFY 2009 Revised Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(yen amounts in billions)
Fiscal Loan Program Funds(b)	¥52,104	¥48,418	¥60,461	¥56,783	¥47,875	¥43,925	¥70,869	¥68,029	¥39,010	¥36,526	—	—	—	—
Fiscal Investment and Loan Program(b)	—	—	—	—	—	—	—	—	—	—	¥46,103	¥43,946	¥45,981	¥44,624
Government Bonds Consolidation Fund	169,141	154,202	193,632	164,200	223,650	189,143	256,326	221,424	205,113	176,778	200,547	180,547	183,501	171,501
Foreign Exchange Fund	3,668	23	2,253	27	3,015	50	3,911	379	4,553	627	4,145	1,622	3,420	1,643
Local Allocation and Local Transfer Tax	67,427	66,673	69,875	68,108	72,876	70,840	74,822	72,795	51,366	50,214	51,073	50,905	52,241	52,014
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure(c)	1,685	1,156	2,311	1,805	2,670	2,232	2,266	1,971	—	—	—	—	—	—
Measure for Energy(c)	—	—	—	—	—	—	—	—	2,764	2,402	2,623	2,623	2,524	2,524
National Schools(d)	3,006	2,959	—	—	—	—	—	—	—	—	—	—	—	—
Welfare Insurances(e)	40,773	41,091	42,651	42,277	52,593	51,447	45,383	44,117	—	—	—	—	—	—
Seamen’s Insurances	76	73	72	67	71	64	69	63	68	63	67	67	54	54
National Hospitals(d)	1,006	973	—	—	—	—	—	—	—	—	—	—	—	—
National Advanced Medical Center	—	—	150	148	165	164	197	184	160	145	157	157	190	190
National Pensions(e)	22,698	21,210	23,313	21,917	24,994	23,668	25,240	23,904	—	—	—	—	—	—
Pensions(e)	—	—	—	—	—	—	—	—	71,863	69,731	73,269	73,269	76,557	76,411
Foodstuff Control(f)	3,509	3,454	2,490	2,477	2,337	2,326	2,291	2,264	—	—	—	—	—	—
Stable Supply of Foodstuff(f)	—	—	—	—	—	—	—	—	2,617	2,542	3,403	3,388	3,661	3,632
Agricultural Mutual Aid Reinsurance	167	142	116	88	107	50	109	62	107	47	113	103	119	109
National Forest Service	530	523	535	530	543	528	427	413	472	473	484	484	495	495
National Land Improvement(g)	597	559	530	512	591	563	521	487	575	481	—	—	—	—
Trade Reinsurance	269	20	365	24	574	6	787	5	853	56	245	212	212	212
Compensation Reinsurance for Motor Vehicle Damages(h)	819	675	544	474	286	219	168	104	140	72	—	—	—	—
Automobile Safety(h)	—	—	—	—	—	—	—	—	—	—	148	83	130	71
Infrastructure Development(i)	—	—	—	—	—	—	—	—	—	—	5,993	6,003	6,412	6,412
Harbor Improvement(i)	451	432	426	409	409	385	374	339	360	319	—	—	—	—
Airport Improvement(i)	506	476	528	461	534	442	578	464	663	555	—	—	—	—
Labor Insurance	8,122	7,313	8,170	6,809	8,907	7,066	8,984	7,110	7,849	6,542	7,873	7,065	7,782	7,650
Road Construction and Improvement(i)	5,302	4,349	5,459	4,702	4,979	4,117	4,787	3,877	4,595	3,812	—	—	—	—
Others	3,900	2,970	5,420	4,214	4,963	3,949	3,427	2,588	2,791	1,897	752	480	698	448

Total Revenues and Expenditures(j)	¥385,755	¥357,691	¥419,300	¥376,033	¥452,141	¥401,184	¥501,536	¥450,580	¥395,920	¥353,283	¥396,994	¥370,952	¥383,977	¥367,990

(a)	As of the date of this Supplement, details for the provisional results for JFY 2008 Special Accounts are not available.
(b)	The account was combined with certain miscellaneous account under the new account name of “Fiscal Investment and Loan Program” effective JFY 2008.
(c)	The account of “Measures for Petroleum and the Advancement of Energy Demand and Supply Structure” has been incorporated in the newly established account of “Measures for Energy” effective JFY 2007.
(d)	Accounts abolished after April 1, 2004.
(e)	The accounts of “Welfare Insurance” and “National Pensions” have been combined under the new account name of “Pensions” effective JFY 2007.
(f)	The account of “Foodstuff Control” has been combined with certain miscellaneous accounts under the new account name of “Stable Supply of Foodstuff” effective JFY 2007.
(g)	Account abolished effective JFY 2008.
(h)	The account of “Compensation Reinsurance for Motor Vehicle Damages” has been combined with certain miscellaneous accounts under the new account name of “Automobile Safety” effective JFY 2008.
(i)	The accounts have been combined under the new account name of “Infrastructure Development” effective JFY 2008.
(j)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.

Source: Budget, Ministry of Finance.

Government Affiliated Agencies

	JFY 2003		JFY 2004		JFY 2005		JFY 2006		JFY 2007		JFY 2008 Revised Budget(a)		JFY 2009 Revised Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(yen amounts in billions)
Total	¥5,433	¥5,206	¥5,066	¥4,563	¥4,710	¥4,103	¥4,503	¥3,793	¥2,604	¥2,065	¥2,156	¥2,141	¥2,168	¥2,607

(a)	As of the date of this Supplement, the JFY 2008 provisional results are not available.

Source: Budget, Ministry of Finance.

CAPITALIZATION

The following table shows the capitalization of JFC, in accordance with the JFC Law and regulations thereunder as of October 1, 2008, (except for the Long-term borrowings from the Government and Bonds and notes line items which belong to the Predecessor and Other Predecessors and are shown as of •, 2009) and as adjusted solely to give effect to the issuance by us of bonds being offered hereby. Other than as described below, there has been no material change in JFC’s capitalization since October 1, 2008:

	Actual		As Adjusted
(in millions)
Long-term borrowings from the Government	¥	•	¥	•
Bonds and notes		•		•

Total long-term borrowing	¥	•		•

Capital and reserve:
Capital		•		•
Capital reserve		•		•
Special reserve for managerial improvement fund		•		•

Total capital and reserve		•		•
Total capitalization	¥	•	¥	•

SUMMARY FINANCIAL INFORMATION

This section does not form part of the UKLA Approved Prospectus as defined on page S-4 of this Supplement

The Predecessor

The following summary financial information as of and for the years ended March 31, 2007 and 2008 and the six months ended September 30, 2007 and 2008 should be read in conjunction with the financial statements and notes thereto included in the 2008 Predecessor 18-K for the year ended March 31, 2008 incorporated by reference in the SEC Base Prospectus.

The statement of earnings data for the years ended March 31, 2007 and 2008, and the balance sheet data as of March 31, 2007 and 2008, that were identified as statutory financial data were derived from the financial statements prepared by the Predecessor in accordance with the Japan Bank for International Cooperation Law and regulations thereunder. These financial statements have been audited by our auditors, who are appointed by the Minister of Finance, and are included in Exhibit 1 to the 2008 Predecessor 18-K for the year ended March 31, 2008, which is incorporated into the SEC Base Prospectus by reference. The statement of earnings data for the six months ended September 30, 2007 and the balance sheet data as of September 30, 2007 have been derived from the financial statements prepared by the Predecessor in accordance with the Japan Bank for International Cooperation Law and regulations thereunder, which have been audited by the Predecessor’s auditors and submitted to the Minister of Finance, and the statement of earnings data for the six months ended September 30, 2008 and the balance sheet data as of September 30, 2008 have been derived from the financial statements prepared by the Predecessor in accordance with the Japan Bank for International Cooperation Law and regulations thereunder, which have been submitted to the Minister of Finance, but are not included in the 2008 Predecessor 18-K for the year ended March 31, 2008, the SEC Base Prospectus, the UKLA Approved Prospectus or this Supplement.

The statement of operations data for the years ended March 31, 2007 and 2008, and the balance sheet data as of March 31, 2007 and 2008, that are identified below as being in accordance with “Japanese GAAP”, were derived from the financial statements of the Predecessor prepared in accordance with Japanese GAAP. These financial statements have been audited by Ernst & Young ShinNihon, independent accountants, and are included in Exhibit 4 to the 2008 Predecessor 18-K for the year ended March 31, 2008. The statement of operations data for the six months ended September 30, 2007 and 2008 and the balance sheet data as of September 30, 2007 and 2008 have been derived from the unaudited financial statements of the Predecessor prepared in accordance with Japanese GAAP, which are not included in the 2008 Predecessor 18-K for the year ended March 31, 2008, the SEC Base Prospectus, the UKLA Approved Prospectus or this Supplement.

In accordance with accounting standards in Japan that became effective in December 2005, “Total equity” was renamed as “Net assets” and divided into “Stockholders’ equity” and “Valuation differences and translation of adjustment” for the statements of operations data for the year ended March 31, 2007 and 2008 and for the six months ended September 30, 2007 and 2008 and the balance sheet data as of March 31, 2007 and 2008 and September 30, 2007 and 2008.

The principal differences in accounting practice between the two sets of financial statements included differences in the accounting for allowance in relation to loans and equity investments, allowance for employee retirement benefits and financial instruments. For a further discussion, see “Financial Statements of Japan Bank for International Cooperation and Auditors” in the 2008 Predecessor 18-K for the year ended March 31, 2008.

The Predecessor did not prepare consolidated financial statements.

STATUTORY FINANCIAL DATA

Balance Sheets—The Predecessor

	As of March 31,		As of September 30,
	2008	2007	2008	2007
	(in millions)
Assets:
Cash and Cash Equivalents	¥325,699	¥326,200	¥248,275	¥398,811
Loans	18,692,943	19,202,282	18,217,101	19,173,114
Investments	135,523	140,750	145,768	135,957
Securities	6,900	8,622	5,404	7,764
Accrued Interest Income	136,695	145,276	128,507	156,369
Miscellaneous Assets	28,301	38,836	286,564	13,201
Premises and Equipment	25,079	25,647	24,989	25,264
Deferred Charges	3,417	3,062	826	2,789
Customers’ Liabilities for Acceptances and Guarantees	1,617,474	1,492,439	1,589,622	1,621,194
Allowance for Possible Loan and Investment Losses	(447,016)	(449,046)	(434,623)	(448,932)

TOTAL ASSETS	¥20,525,015	¥20,934,069	¥20,212,433	¥21,085,529

LIABILITIES, CAPITAL AND RESERVE:
Liabilities:
Borrowings	¥6,972,187	¥8,094,826	¥6,556,346	¥7,873,321
Bonds and Notes	2,130,894	1,914,517	2,209,581	1,999,299
Accrued Expenses	72,812	84,237	61,290	95,864
Miscellaneous Liabilities	29,742	10,063	8,178	62,656
Acceptance and Guarantees	1,617,474	1,492,439	1,589,622	1,621,194

TOTAL LIABILITIES	10,823,109	11,596,081	10,422,208	11,652,335
Capital and Reserves:
Capital of the International Financial Account	985,500	985,500	1,005,500	985,500
Capital of the Overseas Economic Cooperation Account	7,390,572	7,231,508	7,456,772	7,231,508
Reserve of the International Financial Account	780,375	745,236	809,206	780,375
Net Earnings of the International Financial Account	57,661	70,279	21,144	31,495
Reserve of the Overseas Economic Cooperation Account	305,464	166,062	487,798	305,464
Net Earnings of the Overseas Economic Cooperation Account	182,333	139,402	9,806	98,852

TOTAL CAPITAL AND RESERVES	9,701,906	9,337,987	9,790,226	9,433,195

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥20,525,015	¥20,934,069	¥20,212,433	¥21,085,529

Statements of Earnings—The Predecessor

	Year ended March 31,		Six months ended September 30,
	2008	2007	2008	2007
	(in millions)
Ordinary Income
Interest on Loans	¥558,050	¥577,217	¥225,993	¥287,793
Guarantee Commissions	5,233	4,254	2,601	2,516
Interest on Securities	188	217	81	98
Dividends on Investments	15,052	7,142	4,337	5,318
Grant from General Account	20,000	30,000	6,750	10,000
Interest on Deposits in Banks	12,415	8,349	2,452	4,422
Interest on Swaps and Miscellaneous Interest Received	9,133	12,941	9,098	4,103
Commissions	1,948	2,189	706	902
Foreign Exchange Gains	2,230	3,413	58	2,000
Gain on Disposal of Investments	14,308	75	—	14,308
Other Income	5,040	2,542	1,148	2,134
Reversal of Allowance for Possible Loan and Investment Losses	449,046	456,589	447,016	449,046

Total	¥1,092,644	¥1,104,928	¥700,241	¥782,641

Ordinary Expenses
Interest on Borrowings	¥132,615	157,505	54,548	66,319
Interest on Bonds and Notes	68,646	70,799	31,404	34,500
Interest on Swaps and Miscellaneous Interest Payment	142,732	129,007	33,210	75,631
Administrative Expenses	26,741	24,368	15,956	12,717
Depreciation of Premises and Equipment	1,120	1,073	535	546
Commissions	6,128	6,219	2,429	1,389
Foreign Exchange Losses	7,679	3,023	6,865	1,178
Loss from Disposal of Investments	—	4,624	—	—
Write-off of Loans	18,467	47,322	89,124	10,415
Amortization of Discounts on Bonds and Notes	584	569	—	259
Amortization of Bond and Note Issue Expenses	727	972	360	345
Other Expenses	196	719	236	63
Provision for Allowance for Possible Loan and Investment Losses	447,016	449,046	434,623	448,932

	852,650	895,247	669,291	652,294
Net Earnings of the International Financial Account	57,661	70,279	21,144	31,495
Net Earnings of the Overseas Economic Cooperation Account	182,333	139,402	9,806	98,852

Total	¥1,092,644	¥1,104,928	¥700,241	¥782,641

Balance Sheets—The Predecessor—International Financial Account

	As of March 31,		As of September 30,
	2008	2007	2008	2007
	(in millions)
ASSETS:
Cash and Cash Equivalents	¥324,170	¥258,234	¥244,301	¥303,039
Loans	7,305,811	7,823,666	6,948,720	7,875,531
Investments	921	810	10,926	798
Securities	6,900	8,622	5,404	7,764
Accrued Interest Income	74,927	79,593	67,763	92,888
Miscellaneous Assets	27,580	38,224	285,516	12,498
Premises and Equipment	18,398	18,847	18,204	18,586
Deferred Charges	3,417	3,062	826	2,789
Customers’ Liabilities for Acceptances and Guarantees	1,617,474	1,492,439	1,589,622	1,621,194
Allowance for Possible Loan and Investment Losses	(53,570)	(54,950)	(40,885)	(55,186)

TOTAL ASSETS	¥9,326,027	¥9,668,546	¥9,130,395	¥9,879,900

LIABILITIES, CAPITAL AND RESERVES:
Liabilities:
Borrowings	¥3,665,483	¥4,380,023	¥3,442,084	¥4,321,422
Bonds and Notes	2,130,894	1,914,517	2,209,581	1,999,299
Accrued Expenses	59,223	70,604	47,990	78,288
Miscellaneous Liabilities	29,417	9,949	8,078	62,327
Acceptances and Guarantees	1,617,474	1,492,439	1,589,622	1,621,194

TOTAL LIABILITIES	7,502,491	7,867,531	7,294,546	8,082,530

Capital and Reserves:
Capital	985,500	985,500	1,005,500	985,500
Reserve	780,375	745,236	809,206	780,375
Net Earnings for the Period	57,661	70,279	21,144	31,495

TOTAL CAPITAL AND RESERVES	1,823,536	1,801,015	1,835,850	1,797,370

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥9,326,027	¥9,668,546	¥9,130,395	¥9,879,900

Statement of Earnings—The Predecessor—International Financial Account

	Year ended March 31,		Six months ended September 30,
	2008	2007	2008	2007
	(in millions)
Ordinary Income:
Interest on Loans	¥326,158	¥336,857	¥113,709	¥170,804
Guarantee Commissions	5,233	4,254	2,601	2,516
Interest on Securities	188	217	81	98
Interest on Deposits in Banks	12,199	8,338	2,319	4,269
Interest on Swaps and Miscellaneous Interest Received	9,132	12,939	9,097	4,102
Commissions	1,279	1,628	487	656
Foreign Exchange Gains	2,219	3,413	58	1,989
Other Income	4,756	2,255	860	1,896
Reversal of Allowance for Possible Loan and Investment Losses	54,950	55,009	53,570	54,950

Total	¥416,115	¥424,911	¥182,782	¥241,280

Ordinary Expenses:
Interest on Borrowings	¥64,297	¥76,547	¥25,624	¥33,576
Interest on Bonds and Notes	68,646	70,619	31,404	34,500
Interest on Swaps and Miscellaneous Interest Payment	142,732	129,006	33,210	75,631
Administrative Expenses	16,671	15,195	9,950	7,937
Depreciation of Premises and Equipment	776	748	377	380
Commissions	1,962	2,192	778	396
Foreign Exchange Losses	7,610	3,022	6,864	1,178
Write-off of Loans	732	732	12,074	366
Amortization of Discounts on Bonds and Notes	584	569	—	259
Amortization of Bond and Note Issue Expenses	727	972	360	345
Other Expenses	147	79	112	31
Provision for Allowance for Possible Loan and Investment Losses	53,570	54,950	40,885	55,186

	358,454	354,632	161,638	209,785
Net Earnings	57,661	70,279	21,144	31,495

Total	¥416,115	¥424,911	¥182,782	¥241,280

Balance Sheets—The Predecessor—Overseas Economic Cooperation Account*

	As of March 31,		As of September 30,
	2008	2007	2008	2007
	(in millions)
ASSETS:
Cash and Cash Equivalents	¥1,529	¥67,966	¥3,973	¥95,772
Loans	11,387,131	11,378,616	11,268,382	11,297,583
Investments	134,602	139,940	134,843	135,158
Accrued Interest Income	61,768	65,683	60,744	63,481
Miscellaneous Assets	721	613	1,062	703
Premises and Equipment	6,681	6,800	6,785	6,678
Allowance for Possible Loan and Investment Losses	(393,445)	(394,095)	(393,737)	(393,746)

TOTAL ASSETS	¥11,198,988	¥11,265,523	¥11,082,052	¥11,205,629

LIABILITIES, CAPITAL AND RESERVES:
Liabilities
Borrowings	¥3,306,704	¥3,714,803	¥3,114,262	¥3,551,899
Accrued Interest Expenses	13,589	13,633	13,299	17,577
Miscellaneous Liabilities	325	114	114	329

TOTAL LIABILITIES	3,320,618	3,728,550	3,127,676	3,569,804

Capital	7,390,572	7,231,508	7,456,772	7,231,508
Reserve	305,464	166,062	487,798	305,464
Net Earnings for the Period	182,333	139,402	9,806	98,852

TOTAL CAPITAL AND RESERVES	7,878,370	7,536,973	7,954,376	7,635,825

TOTAL LIABILITIES, CAPITAL AND RESERVES	¥11,198,988	¥11,265,523	¥11,082,052	¥11,205,629

*	As of October 1, 2008, the assets and obligations of the Overseas Economic Cooperation Operations of the Predecessor were transferred to the Incorporated Administrative Agency—the Japan International Cooperation Agency.

Statement of Earnings—The Predecessor—Overseas Economic Cooperation Account*

	Year ended March 31,		Six months ended September 30,
	2008	2007	2008	2007
	(in millions)
Ordinary Income:
Interest on Loans	¥231,892	¥240,360	¥112,285	¥116,989
Dividends on Investments	15,052	7,142	4,337	5,318
Grant from General Account	20,000	30,000	6,750	10,000
Interest on Deposits in Banks	216	11	134	153
Miscellaneous Interest Received	1	1	0	1
Commissions	669	561	219	247
Foreign Exchange Gains	11	0	—	11
Gain on Disposal of Investments	14,308	75	—	14,308
Other Income	285	287	288	238
Reversal of Allowance for Possible Loan and Investment Losses	394,095	401,580	393,445	394,095

Total	¥676,528	¥680,017	¥517,459	¥541,360

Ordinary Expenses:
Interest on Borrowings	¥68,317	¥80,958	¥28,925	¥32,743
Interest on Bonds and Notes	—	180	—	—
Miscellaneous Interest Payment	—	1	—	—
Administrative Expenses	10,069	9,173	6,006	4,780
Depreciation of Premises and Equipment	344	325	158	166
Commissions	4,166	4,027	1,651	993
Foreign Exchange Losses	69	0	1	0
Loss from Disposal of Investments	—	4,624	—	—
Write-off of Loans	17,735	46,590	77,051	10,049
Other Expenses	48	640	124	31
Provision for Allowance for Possible Loan and Investment Losses	393,445	394,095	393,737	393,746

	494,195	540,615	507,653	442,508
Net Earnings	182,333	139,402	9,806	98,852

Total	¥676,528	¥680,017	¥517,459	¥541,360

*	As of October 1, 2008, the assets and obligations of the Overseas Economic Cooperation Operations of the Predecessor were transferred to the Incorporated Administrative Agency—the Japan International Cooperation Agency.

JAPANESE GAAP FINANCIAL DATA

Balance Sheets—The Predecessor

	As of March 31,		As of September 30,
	2008	2007	2008	2007
	(in millions)
Assets
Cash and Due from Banks	¥307,253	¥328,991	¥247,064	¥393,135
Securities	104,491	110,079	114,302	104,953
Loans	17,625,525	18,828,849	17,731,612	18,626,870
Miscellaneous Assets	698,058	261,162	573,641	306,871
Tangible Fixed Assets	24,537	25,060	24,527	24,694
Intangible Fixed Assets	4,260	3,514	4,990	3,752
Deferred Charges on Bonds and Notes	1,145	1,066	1,267	964
Customers’ Liabilities for Acceptances and Guarantees	1,536,922	1,496,958	1,577,509	1,603,695
Allowance for Possible Loan Losses	(203,835)	(232,959)	(245,805)	(213,340)

Total Assets	¥20,098,361	¥20,822,723	¥20,029,111	¥20,851,597

Liabilities and Net Assets

Liabilities
Bonds and Notes	¥2,053,373	¥1,976,086	¥2,212,393	¥2,041,606
Borrowings	6,972,186	8,094,826	6,556,346	7,873,320
Miscellaneous Liabilities	56,860	208,734	58,477	170,975
Reserve for Bonus Payments	1,035	1,027	1,025	1,004
Reserve for Employee Retirement Benefits	17,215	16,179	17,139	16,227
Acceptances and Guarantees	1,536,922	1,496,958	1,577,509	1,603,695

Total Liabilities	¥10,637,593	¥11,793,812	¥10,422,890	¥11,706,830

Net Assets

Capital
Capital Attributable to the International Financial Account	985,500	985,500	1,005,500	985,500
Capital Attributable to the Overseas Economic Cooperation Account	7,390,572	7,231,508	7,456,772	7,231,508

	8,376,072	8,217,008	8,462,272	8,217,008

Retained earnings

Other retained earnings
Reserve Attributable to the International Financial Account	780,375	745,236	809,205	780,375
Reserve Attributable to the Overseas Economic Cooperation Account	305,464	166,062	487,797	305,464
Accumulated Deficit	(33,359)	(98,273)	(207,290)	(149,069)

	1,052,480	813,025	1,089,712	936,770

Total Stockholders’ Equity	9,428,552	9,030,033	9,551,985	9,153,778
Net Deferred Gains (Losses) on Hedges	32,215	(1,122)	54,235	(9,011)

Total Valuation Differences and Translation Adjustments	32,215	(1,122)	54,235	(9,011)

Total Net Assets	9,460,768	9,028,911	9,606,220	9,144,767

Total Liabilities and Net Assets	¥20,098,361	¥20,822,723	¥20,029,111	¥20,851,597

Statements of Operations—The Predecessor

	Year ended March 31,		Six months ended September 30,
	2008	2007	2008	2007
	(in millions)
Income
Interest Income	¥587,965	¥587,793	¥236,891	¥306,027
Interest on Loans	561,114	572,467	230,262	296,255
Interest and Dividend Income on Securities	15,014	6,781	4,264	5,282
Interest on Due from Banks	11,836	8,544	2,365	4,489
Fees and Commissions	11,267	8,320	3,548	5,177
Other Operating Income	113	1,123	165	21
Other Ordinary Income	14,670	363	127	14,424
Grant from General Account	20,000	30,000	6,750	10,000
Other Extraordinary Income	25,238	42,829	1,960	20,582

Total Income	¥659,254	¥670,431	¥249,444	¥356,232

Expenses
Interest Expenses	¥342,088	¥361,859	¥117,788	¥182,224
Fees and Commissions	6,013	5,917	2,430	1,154
Other Operating Expenses	9,160	1,203	1,144	1,395
General and Administrative Expenses	26,948	25,951	15,239	12,245
Other Ordinary Expenses	282	1,540	41,971	293
Other Extraordinary Losses	166	81	4,807	35

Total Expenses	¥384,659	¥396,554	¥183,382	¥197,348

Net Income	¥274,594	¥273,876	¥66,062	¥158,884

Balance Sheets—The Predecessor—International Financial Account

	As of March 31,		As of September 30,
	2008	2007	2008	2007
	(in millions)
Assets
Cash and Due from Banks	¥305,395	¥260,732	¥242,997	¥297,011
Securities	790	804	10,707	777
Loans	6,662,680	7,888,505	6,810,466	7,757,510
Miscellaneous Assets	639,161	198,249	515,226	246,181
Tangible Fixed Assets	18,041	18,457	17,872	18,209
Intangible Fixed Assets	2,642	2,180	3,094	2,327
Deferred Charges on Bonds and Notes	1,145	1,066	1,267	964
Customers’ Liabilities for Acceptances and Guarantees	1,536,922	1,496,958	1,577,509	1,603,695
Allowance for Possible Loan Losses	(116,226)	(130,061)	(126,312)	(118,864)

Total Assets	¥9,050,552	¥9,736,893	¥9,052,828	¥9,807,813

Liabilities and Net Assets

Liabilities
Bonds and Notes	¥2,053,373	¥1,976,086	¥2,212,393	¥2,041,606
Borrowings	3,665,483	4,380,023	3,442,084	4,321,422
Miscellaneous Liabilities	42,797	194,629	44,992	152,879
Reserve for Bonus Payments	641	637	635	623
Reserve for Employee Retirement Benefits	10,673	10,031	10,626	10,060
Acceptances and Guarantees	1,536,922	1,496,958	1,577,509	1,603,695

Total Liabilities	¥7,309,891	¥8,058,365	¥7,288,241	¥8,130,287

Net Assets
Capital:
Capital Attributable to the International Financial Account	985,500	985,500	1,005,500	985,500

Retained Earnings:
Other Retained Earnings	722,946	694,149	704,851	701,037
Reserve Attributable to the International Financial Account	780,375	745,236	809,205	780,375
Accumulated Deficit	(57,429)	(51,086)	(104,353)	(79,338)

Total Stockholders’ Equity	1,708,446	1,679,649	1,710,351	1,686,537

Net Deferred Gains (Losses) on Hedges	32,215	(1,122)	54,235	(9,011)

Total Valuation Differences and Translation Adjustments	32,215	(1,122)	54,235	(9,011)

Total Net Assets	1,740,661	1,678,527	1,764,586	1,677,525

Total Liabilities and Net Assets	¥9,050,552	¥9,736,893	¥9,052,828	¥9,807,813

Statement of Operations—The Predecessor—International Financial Account

	Year ended March 31,		Six months ended September 30,
	2008	2007	2008	2007
	(in millions)
Income
Interest Income	¥340,867	¥340,956	¥120,386	¥183,785
Interest on Loans	329,238	332,441	118,156	179,438
Interest on Due from Banks	11,629	8,515	2,230	4,346
Fees and Commissions	10,597	7,759	3,224	4,930
Other Operating Income	113	1,100	165	—
Other Ordinary Income	140	205	78	79
Other Extraordinary Income	13,673	19,743	1,942	12,156

Total Income	¥365,392	¥369,765	¥125,797	¥200,951

Expenses
Interest Expenses	¥273,771	¥280,718	¥88,863	¥149,481
Fees and Commissions	1,838	2,042	781	390
Other Operating Expenses	8,939	1,193	1,122	1,395
General and Administrative Expenses	16,789	16,178	9,502	7,640
Other Ordinary Expenses	—	43	10,087	11
Other Extraordinary Losses	118	43	4,703	3

Total Expenses	¥301,457	¥300,218	¥115,061	¥158,924

Net Income	¥ 63,935	¥ 69,546	¥ 10,735	¥ 42,026

Balance Sheets—The Predecessor—Overseas Economic Cooperation Account*

	As of March 31,		As of September 30,
	2008	2007	2008	2007
	(in millions)
Assets
Cash and Due from Banks	¥1,858	¥68,258	¥4,067	¥96,123
Securities	103,701	109,275	103,594	104,175
Loans	10,962,845	10,940,343	10,921,146	10,869,360
Miscellaneous Assets	58,897	62,913	58,548	60,690
Tangible Fixed Assets	6,496	6,603	6,655	6,485
Intangible Fixed Assets	1,618	1,334	1,895	1,424
Allowance for Possible Loan Losses	(87,609)	(102,897)	(119,492)	(94,475)

Total Assets	¥11,047,808	¥11,085,830	¥10,976,416	¥11,043,784

Liabilities and Equity/Liabilities and Net Assets

Liabilities
Borrowings	¥3,306,703	¥3,714,803	¥3,114,262	¥3,551,898
Miscellaneous Liabilities	14,062	14,105	13,617	18,095
Reserve for Bonus Payments	393	390	389	381
Reserve for Employee Retirement Benefits	6,541	6,148	6,512	6,166

Total Liabilities	¥3,327,701	¥3,735,446	¥3,134,782	¥3,576,542

Net Assets
Capital:
Capital Attributable to the Overseas Economic Cooperation Account	7,390,572	7,231,508	7,456,772	7,231,508
Retained earnings:
Other Retained Earnings
Reserve Attributable to the Overseas Economic Cooperation Account	305,464	166,062	487,797	305,464
Accumulated Earnings (Deficit)	24,069	(47,187)	(102,936)	(69,731)

	329,534	118,875	384,861	235,733

Total Stockholders’ Equity	7,720,106	7,350,383	7,841,633	7,467,241

Total Valuation Differences and Translation Adjustments	—	—	—	—

Total Net Assets	7,720,106	7,350,383	7,841,633	7,467,241

Total Liabilities and Net Assets	¥11,047,808	¥11,085,830	¥10,976,416	¥11,043,784

*	As of October 1, 2008, the assets and obligations of the Overseas Economic Cooperation Operations of the Predecessor were transferred to the Incorporated Administrative Agency—the Japan International Cooperation Agency.

Statement of Operations—The Predecessor—Overseas Economic Cooperation Account*

	Year ended March 31,		Six months ended September 30,
	2008	2007	2008	2007
	(in millions)
Income
Interest Income	¥247,097	¥246,837	¥116,505	¥122,242
Interest on Loans	231,875	240,025	112,105	116,817
Interest and Dividend Income on Securities	15,014	6,781	4,264	5,282
Interest on Due from Banks	207	29	135	142
Fees and Commissions	669	560	324	246
Other Operating Income	—	23	—	21
Other Ordinary Income	14,530	157	49	14,345
Grant from General Account	20,000	30,000	6,750	10,000
Other Extraordinary Income	11,564	23,085	37	8,425

Total Income	¥293,861	¥300,665	¥123,667	¥155,281

Expenses
Interest Expenses	68,317	81,141	28,924	32,742
Fees and Commissions	4,174	3,874	1,649	763
Other Operating Expenses	220	10	22	—
General and Administrative Expenses	10,159	9,773	5,736	4,604
Other Ordinary Expenses	282	1,497	31,883	282
Other Extraordinary Losses	48	37	124	31

Total Expenses	¥83,202	¥96,336	¥68,340	¥38,423

Net Income	¥210,658	¥204,329	¥55,326	¥116,857

*	As of October 1, 2008, the assets and obligations of the Overseas Economic Cooperation Operations of the Predecessor were transferred to the Incorporated Administrative Agency—the Japan International Cooperation Agency.

Financial Statements of Other Predecessors

National Life Finance Corporation

The following tables show the summary financial information of National Life Finance Corporation as of and for the years ended March 31, 2007 and 2008 and the six months ended September 30, 2008.

STATUTORY FINANCIAL DATA

National Life Finance Corporation

Balance Sheets

	As of March 31,		As of September 30, 2008
	2008	2007
	(in millions)
Assets:
Loans	¥7,860,594	¥8,343,507	¥7,656,431
General Loans	6,183,796	6,551,155	6,072,318
Environmental Health Business Loans	607,356	679,855	580,019
Loans Secured by Pensions	32,372	35,785	30,949
Loans Secured by Subsidy Bonds	287	260	274
Educational Loans	1,035,896	1,075,393	972,044
Loans by Liabilities for Guarantees	886	1,056	828
Cash on Hand and in Banks	62,476	39,150	32,510
Agency Accounts	2,407	2,470	2,899
Accrued Reserves	10,029	9,949	9,952
Miscellaneous Accounts	1,777	1,701	1,880
Fixed Assets	55,838	55,827	56,723
Deferred Accounts	1,067	949	—
Reserve for Doubtful Accounts	(35,445)	(34,384)	(33,302)

Total Assets	¥7,958,746	¥8,419,171	¥7,727,093

Liabilities and Capital:
Liabilities:
Borrowed Funds	¥6,050,412	¥6,454,060	¥5,923,563
Fiscal Loan Fund	5,722,090	6,125,760	5,595,240
Industrial Investment	22	—	23
General Account	328,300	328,300	328,300
Balance of Bonds	1,500,000	1,570,000	1,400,000
Trusted Funds	0	0	0
Undisbursed Balance of Loans	8,468	13,634	8,423
Accrued Expenses	12,268	9,101	13,088
Miscellaneous Accounts	6,411	2,889	1,812

Total Liabilities	7,577,560	8,049,685	7,345,907

Capital:	381,186	369,486	381,186

Total Capital	381,186	369,486	381,186

Total Liabilities and Capital	¥7,958,746	¥8,419,171	¥7,727,093

STATUTORY FINANCIAL DATA

National Life Finance Corporation

Statements of Earnings

	Year ended March 31,		Six months ended September 30, 2008
	2008	2007
	(in millions)
Ordinary Earnings:
Interest on Loans	¥164,971	¥162,361	¥82,530
Interest on General Loans	132,568	128,815	66,684
Interest on Environmental Health Business Loans	12,411	13,950	5,788
Interest on Loans Secured by Pensions	430	376	208
Interest on Loans Secured by Subsidy Bonds	3	2	2
Interest on Educational Loans	19,553	19,208	9,846
Interest on Loans by Liabilities for Guarantees	4	7	2
Commissions Received on Trusted Loans	94	92	46
Transfer from General Account (Subsidy)	5,999	5,216	3,546
Transfer from Special Account for Petroleum (Subsidy)	0	0	0
Interest on Bank Accounts	11	1	17
Profit on Securities	18	5	12
Miscellaneous Income	787	971	580
Reversal of Reserve for Uncollected Accounts	34,384	29,341	35,445

Total	¥206,266	¥197,988	122,177

Ordinary Expenses:
Interest on Borrowed Money	¥46,022	¥38,212	24,249
Interest on Bonds	14,434	12,522	7,733
Interest on Trusted Money	0	0	0
Commissions Paid	3,044	3,089	1,694
Administrative Expenses	66,699	67,800	33,597
Expenses of Issuing Bonds	548	744	106
Depreciation	39,650	41,161	21,331
Transfer to Reserve for Uncollectable Accounts	35,445	34,384	33,302
Miscellaneous Expenditures	122	128	8

Total	205,969	198,045	122,019

Ordinary Profit	297	(56)	158
Special Profit	—	356	—
Special Loss:	297	300	158
Current Profit	¥0	¥0	¥0

Japan Finance Corporation for Small and Medium Enterprise

The following tables show the summary financial information of the Japan Finance Corporation for Small and Medium Enterprise as of and for the years ended March 31, 2007 and 2008 and the six months ended September 30, 2008.

STATUTORY FINANCIAL DATA

Japan Finance Corporation for Small and Medium Enterprise

Balance Sheets

	As of March 31,		As of September 30, 2008
	2008	2007
	(in millions)
Assets
Loans	¥6,263,611	¥6,896,499	¥5,792,747
Cash and due from banks	471,911	495,242	529,512
Securities	37,829	44,900	33,756
Trust beneficiary rights	7,679	2,805	6,815
Accrued income receivable	7,097	8,019	6,910
Accounts due	9	3	118
Other assets	547	561	527
Fixed assets	25,161	25,610	24,344
Deferred accounts	1,881	2,396	—
Indemnity rights	3,035	1,534	4,073
Customers’ guaranteed liabilities	18,923	34,159	57,487
Reserve for possible loan losses	(16,803)	(11,770)	(5,036)
Reserve for indemnity rights	(3,035)	(1,534)	(4,073)

Total assets	¥6,817,846	¥7,498,423	¥6,447,191

Liabilities and capital
Borrowings	¥2,560,867	¥2,675,970	¥2,636,277
Bonds issued	2,823,929	3,357,129	2,510,629
Undisbursed balance of loans	17,905	16,613	17,227
Accrued expenses payable	11,363	13,350	9,691
Other liabilities	8,007	33,746	11,243
Reserve for outstanding claims	117,696	97,698	144,748
Policy reserve	7	20	5
Unearned guarantee fee	314	675	179
Unearned insurance premium	1,206	2,891	769
Guaranteed liabilities	18,923	34,159	57,487

Total liabilities	¥5,560,219	¥6,232,251	¥5,386,620

Capital for Loan Programs Account	¥473,435	¥464,335	¥476,535
Capital for Securitization Support Programs Account for Purchase-type Operation	24,476	23,258	24,476
Capital for Securitization Support Programs Account for Guarantee-type Operation	16,500	12,000	18,240
Capital for Credit Insurance Programs Account	937,852	860,135	676,977
Capital for Transitional Operation of the Machinery Credit Insurance Programs Account	2,421	2,421	2,421
Capital for Special Insurance Programs for Midsize Enterprises Special Account	71,679	71,679	71,679
Reserve for Securitization Support Programs Account for Purchase-type Operation	42	10	215
Net profit from Securitization Support Programs Account for Purchase-type Operation	347	63	124
Losses Carried Forward for Securitization Support Programs Account for Guarantee-type Operation	(539)	—	(1,645)
Net profit from Securitization Support Programs Account for Guarantee-type Operation	(1,105)	(539)	(922)
Net profit from Credit Insurance Programs Account	(277,276)	(175,383)	(218,339)
Reserve for Transitional Operation of the Machinery Credit Insurance Programs Account	8,134	6,152	9,580
Net profit from Transitional Operation of the Machinery Credit Insurance Programs Account	1,446	1,982	852
Reserve for Special Insurance Programs for Midsize Enterprises Special Account	43	29	129
Net profit from Special Insurance Programs for Midsize Enterprises Special Account	171	29	248

Total capital	¥1,257,627	¥1,266,172	¥1,060,571

Total liabilities and capital	¥6,817,846	¥7,498,423	¥6,447,191

STATUTORY FINANCIAL DATA

Japan Finance Corporation for Small and Medium Enterprise

Statements of Earnings

	Year ended March 31,		Six months ended September 30, 2008
	2008	2007
	(in millions)
Ordinary Income	¥605,830	¥629,606	¥354,000
Interest on loans	111,859	116,367	53,579
Interest on trust beneficiary rights	122	55	60
Guarantee fee	475	573	151
Insurance premium	165,441	162,299	82,077
Recoveries from insurance money paid	167,429	186,464	74,304
Trust fee	245	187	116
Receipts from general account of the national budget	42,049	44,210	3,147
Receipts from special account for Promotion Measures for Electric Power Resources Development	—	11	—
Receipts from special account for Development Measures of Supply and Demand Structure of Petroleum and Energy	—	8	—
Receipts from the Account for Energy Measures	18	—	8
Interest on deposits	2,189	1,129	1,039
Interest and profit on securities	775	666	341
Other	1,315	1,514	430
Reversal of reserve for possible loan losses	11,770	6,260	16,803
Reversal of reserve for indemnity rights	1,534	302	3,035
Reversal of reserve for outstanding claims	97,698	103,473	117,696
Reversal of policy reserve	20	248	7
Reversal of unearned insurance premium	2,891	5,839	1,206
Ordinary expenses	¥882,249	¥803,374	¥571,920
Interest on borrowings	21,433	17,057	11,487
Interest on bonds	38,110	46,888	17,141
Other interest paid	2	0	0
Insurance claims	582,507	522,501	343,041
Business consignment expenses	1,997	1,585	1,029
Administrative expenses	33,922	34,138	17,812
Bond issuing expenses	945	1,381	321
Depreciation and amortization	64,507	65,796	26,457
Provision for possible loan losses	16,803	11,770	5,036
Provision for reserve for indemnity rights	3,035	1,534	4,073
Provision for reserve for outstanding claims	117,696	97,698	144,748
Provision for policy reserve	7	20	5
Provision for unearned insurance premium	1,206	2,891	769
Other	80	116	1
Ordinary profit	¥(276,419)	¥(173,767)	¥(217,920)
Extraordinary profits
Profit on sales of fixed assets	24	30	413
Extraordinary losses	21	111	530
Losses on sales of fixed assets	0	11	481
Losses on disposal of fixed assets	21	100	49
Net profit from Loan Programs Account	0	0	0
Net profit from Securitization Support Programs Account for Purchase-type Operation	347	63	124
Net profit from Securitization Support Programs Account for Guarantee-type Operation	(1,105)	(539)	(922)
Net profit from Credit Insurance Programs Account	(277,276)	(175,383)	(218,339)
Net profit from Transitional Operation of the Machinery Credit Insurance Programs Account	1,446	1,982	852
Net profit from Special Insurance Programs for Midsize Enterprises Special Account	171	29	248

Agriculture, Forestry and Fisheries Finance Corporation

The following tables show the summary financial information of the Agriculture, Forestry and Fisheries Finance Corporation as of and for the years ended March 31, 2007 and 2008 and the six months ended September 30, 2008.

STATUTORY FINANCIAL DATA

Agriculture, Forestry and Fisheries Finance Corporation

Balance Sheets

	As of March 31,		As of September 30, 2008
	2008	2007
	(in millions)
Assets:
Cash and Cash Equivalents	¥31,508	¥38,898	¥14,131
Loans	2,823,225	2,942,501	2,806,601
Investments	2,030	2,030	2,030
Securities	95	194	—
Deposits	6,500	6,500	6,500
Trustee Accounts	2,134	1,504	1,725
Accrued Interest Income	16,367	17,993	27,811
Miscellaneous Assets	150	188	164
Premises and Equipment	12,441	12,572	12,520
Deferred Charges	102	92	—
Allowance for Possible Loan and Investment Losses	(16,684)	(17,236)	(16,684)

Total Assets	¥2,877,870	¥3,005,239	¥2,854,798

Liabilities and Capital:
Liabilities:
Borrowings	¥2,345,046	¥2,442,139	¥2,316,996
Bonds and Notes	130,000	139,000	140,000
Trusted Funds	35,852	32,050	36,145
Undisbursed Balance of Loans	34,754	57,570	25,892
Accrued Expenses	14,071	15,903	15,337
Miscellaneous Liabilities	1,449	1,707	1,612

Total Liabilities	2,560,903	2,688,372	2,535,887

Capital:
Capital	316,967	316,867	316,967
Net Earnings for the Period	0	0	1,944

Total Capital	316,967	316,867	318,911

Total Liabilities and Capital	¥2,877,870	¥3,005,239	¥2,854,798

STATUTORY FINANCIAL DATA

Agriculture, Forestry and Fisheries Finance Corporation

Statements of Earnings

	Year ended March 31,		Six months ended September 30, 2008
	2008	2007
	(in millions)
Ordinary Earnings:
Interest on Loans	¥60,995	¥65,654	¥31,399
Transfer from General Account	35,523	38,132	13,574
Interest on Deposits	45	12	18
Interest on Bank Accounts	38	38	7
Profit on Securities	2	2	3
Miscellaneous Income	2,069	1,760	1,700
Reversal of Allowance for Possible Loan and Investment Losses	17,236	14,852	16,685

Total	¥115,910	¥120,453	¥63,387

Ordinary Expenses:
Interest on Borrowings	¥60,773	¥69,662	¥26,951
Interest on Bonds and Notes	2,346	2,004	1,251
Business Consignment Expenses	9,055	8,500	4,477
Administrative Expenses	14,093	13,917	7,354
Expenses of Issuing Bonds	100	125	47
Depreciation	12,747	8,946	4,605
Provision for Allowance for Possible Loan and Investment Losses	16,684	17,236	16,684
Other Expenses	82	113	36

Total	115,883	120,506	61,405

Ordinary Profit	26	(52)
Extraordinary Profit	0	85	1
Extraordinary Loss	26	32	38

Net Earnings	¥0	¥0	¥1,944

USE OF PROCEEDS

We will use the net proceeds of the issue of the bonds, which we estimate will be approximately $•, solely and exclusively for the JBIC Operations to be conducted under the name of “Japan Bank for International Cooperation” or “JBIC”. The proceeds shall be administered in the account of the JBIC Operations, separately from the respective accounts of the other domestic financial operations of JFC, in accordance with the JFC Law.

DESCRIPTION OF THE BONDS AND GUARANTEE

The following terms of the bonds and the guarantee of Japan supplement the description of the general terms of our debt securities under “Description of the Debt Securities and Guarantee” in the SEC Base Prospectus. For more information, you should refer to the fiscal agency agreement relating to the bonds, a copy of the form of which is filed as an exhibit to Registration Statement No. 333-157296 and a copy of the final form of which is to be filed as an exhibit to our Annual Report on Form 18-K on or about •, 2009.

General

The bonds will be issued pursuant to a fiscal agency agreement, dated as of •, 2009 (New York City time)/ •, 2009 (Tokyo time), among us, Japan, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, as fiscal agent and principal paying agent and transfer agent, and Union Bank, N.A., as U.S. representative of the fiscal agent, principal paying agent and transfer agent. The aggregate principal amount of the bonds will be $•, and the bonds will mature at par on June •, 2011.

The bonds will bear interest at the rate per year shown on the front cover of this Supplement, payable in equal semi-annual installments. The interest payment dates are • and •, commencing •, 2009. Interest will be payable to the person in whose name the bond is registered at 6:00 p.m., New York City time on the fifteenth day before the interest payment occurs. Whenever it is necessary to compute any amount of accrued interest with respect to the bonds for a period of less than one full year, other than with respect to regular semi-annual interest payments, that interest will be calculated on the basis of a 360 day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Other than as described below under “—Redemption”, we may not redeem the bonds prior to maturity. The bonds will not be subject to a sinking fund.

Japan unconditionally and irrevocably guarantees the payment of principal of and interest on and any additional amounts of the bonds.

The bonds will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Additional terms of the bonds and the guarantee of Japan are described in the SEC Base Prospectus under “Description of the Debt Securities and Guarantee”.

The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, has its principal corporate office at 12-15 Finsbury Circus, London EC2M 7BT. Under the fiscal agency agreement, the fiscal agent will act in part through its U.S. representative, Union Bank, N.A., which has an office at 551 Madison Avenue, 11th Floor, New York, N.Y. 10022. In acting as the fiscal agent for the bonds, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch (or its U.S. representative, as applicable), is the agent of JFC and Japan, is not a trustee or agent for the holders of the bonds and does not have the same responsibilities or duties to act for such holders as would a trustee or agent. We may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

The initial yield on the bonds is •% per year. This yield is calculated at the issue date of the bonds on the basis of the issue price of the bonds. It is not an indication of future yield.

Additional Amounts

We will pay all amounts that we are required to pay on the bonds without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any taxing authority in Japan, unless the withholding or deduction of taxes is required by law. In that event, we will pay such additional amounts that are necessary so that the net amounts received by any beneficial owner of the bonds after such withholding or deduction will equal the amounts that would have been receivable in the absence of such withholding or deduction.

We will not, however, be obligated to pay any additional amounts:

•	to, or to a third party on behalf of, any beneficial owner of a bond that is a non-resident of Japan or a non-Japanese corporation and is liable for such taxes by reason of such beneficial owner’s having some connection with Japan other than the mere holding of, or the enforcement of its right under, the bond; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that would otherwise be exempt from any such withholding or deduction but that fails to provide, or have provided, to the fiscal agent, certain information necessary to establish an exemption from withholding or deduction, as provided in the fiscal agency agreement; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that is for Japanese tax purposes treated as a resident of Japan or a Japanese corporation, except for

•	a “designated financial institution” that complies with the requirement to provide the exemption information or to submit a “claim for exemption” and

•	a resident of Japan or a Japanese corporation that duly notifies the fiscal agent of its status as exempt from taxes to be withheld or deducted by reason of such resident or Japanese corporation receiving interest on the bond through a payment handling agent in Japan appointed by it; or

•	more than 30 days after the Relevant Date, except to the extent that any beneficial owner of a bond would have been entitled to additional amounts for payment at the expiration of such 30-day period. By “Relevant Date” we mean the date on which such payment first becomes due, except that, if the amount of the moneys payable has not been received by the fiscal agent on or prior to that due date, “Relevant Date” means the date, after the full amount of such moneys are received, on which notice is duly published as described below under “—Redemption”; or

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of November 26 to 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•	to, or to a third party on behalf of, a beneficial owner of this bond who would have been able to avoid such withholding or deduction by presenting the relevant bond to another paying agent in a Member State of the European Union (“EU”).

Where a bond is held through a participant of an international clearing organization or a financial intermediary, each of which we refer to as a “participant”, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner of the bond is

•	a non-resident of Japan or a non-Japanese corporation or

•	a Japanese financial institution falling under certain categories prescribed by the Special Taxation Measures Law of Japan (Law No. 26 of 1957, as amended), and the cabinet order (Cabinet Order No. 43 of March 31, 1957, as amended), which we refer to as a “designated financial institution”, that beneficial owner must, at the time it entrusts a participant with the custody of the bond, provide certain “exemption information” prescribed by the law to enable the participant to establish that the beneficial owner is exempted from the requirement for taxes to be withheld or deducted and advise the participant if that beneficial owner ceases to be exempted.

Where a bond is not held by a participant, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner is

•	a non-resident of Japan or a non-Japanese corporation or

•	a designated financial institution,

that beneficial owner must, prior to each time it receives interest, submit to the fiscal agent a claim for exemption from withholding tax (Hikazei Tekiyo Shinkokusho), which we refer to as a “claim for exemption”, in the form obtainable from the fiscal agent. The claim for exemption must state, among other things,

•	the name and address of the beneficial owner,

•	the title of the bond,

•	the relevant interest payment date,

•	the amount of interest and

•	the fact that the beneficial owner is qualified to submit the claim for exemption, together with the documentary evidence showing that the beneficial owner is a non-resident of Japan or a non-Japanese corporation or a designated financial institution.

Redemption

We may redeem all, but not less than all, of the bonds if:

•	there is any change in or amendment to the laws or treaties, or any regulations or rulings promulgated under the laws or treaties, of Japan or any political subdivision or taxing authority of Japan or

•	there is any change in official position regarding the application or interpretation of these laws, treaties, regulations or rulings, including a holding, judgment or order by a court of competent jurisdiction, which change, amendment, application or interpretation becomes effective on or after the date we issued the bonds and causes us to pay any additional amounts, as described above under “—Additional Amounts”.

Before we can redeem the bonds, we must:

•	give the holders of the bonds at least thirty (30) days’ notice and not more than sixty (60) days’ notice in the manner described in “—Notices” below and

•	deliver to the fiscal agent a legal opinion of our counsel or an opinion of a tax consultant confirming that the conditions that must be satisfied for redemption have occurred.

The redemption price for each bond will be equal to the 100% of the principal amount of the bond plus accrued interest to the date of redemption and any additional amounts we are required to pay, as described above under “—Additional Amounts”.

Form, Denominations and Registration

All bonds will be in registered form, without interest coupons attached. Bonds held outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, in fully registered permanent global form without interest coupons attached, which will be registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch as the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg. A beneficial interest in the international global bond may at all times be held only through Euroclear and Clearstream, Luxembourg.

Bonds held within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, in fully registered permanent global form without interest coupons attached, which will be registered in the name of Cede & Co., as nominee for DTC, and which will be deposited on or about •, 2009 with Union Bank, N.A., as custodian for DTC. In the event there is more than one DTC global bond, they shall collectively be referred to as the DTC global bond.

The international global bond has been assigned a Common Code number of 043468782 and an ISIN number of XS0434687827. The DTC global bond has been assigned an ISIN number of US471065 AA03 and a CUSIP number of 471065 AA0.

Beneficial interests in the global bonds will be represented, and transfers will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream, Luxembourg. Such beneficial interests will be in denominations of $100,000 and integral multiples thereof. You may hold bonds directly through DTC, Euroclear or Clearstream, Luxembourg, if you are a participant in these systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books at their respective depositaries, which in turn can hold such securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

Persons who are not DTC, Euroclear, or Clearstream, Luxembourg participants may beneficially own bonds held by DTC and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg only through direct or indirect participants in DTC, Euroclear, or Clearstream, Luxembourg. So long as Cede & Co., as the nominee of DTC, and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg are the registered owners of the global bonds, Cede & Co. and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg for all purposes will be considered the sole holders of the bonds under the fiscal agency agreement and the bonds. Except as provided below, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered the holders thereof under the fiscal agency agreement or the bonds. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the bonds for the amount so paid. Accordingly, any person owning a beneficial interest in the global bonds must rely on the procedures of DTC, Euroclear or Clearstream, Luxembourg, and, if such person is not a participant in DTC, Euroclear, or Clearstream, Luxembourg, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of bonds. We understand that, under existing industry practice, in the event that any owner of a beneficial interest in the DTC global bonds desires to take any action that Cede & Co., as the holder of the global bonds, is entitled to take, Cede & Co. would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC may grant proxies or authorize its DTC participants, or persons holding beneficial interests in the bonds through such DTC participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the U.S. dollar-denominated bonds.

The fiscal agent will not charge you any fees for the bonds, other than reasonable fees and indemnity satisfactory to the fiscal agent for the replacement of lost, stolen, mutilated or destroyed bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Payment

Owners of beneficial interests in the global bonds will receive all payments in U.S. dollars.

Payment of principal of and interest on the global bonds will be made to DTC and the common depositary for Euroclear and Clearstream, Luxembourg, or the nominee thereof, as the case may be, as the registered owners of the global bonds.

Upon receipt of any payment of principal of or interest on the global bonds, DTC will credit its participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the global bonds held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”. Distributions with respect to bonds held through Euroclear or Clearstream, Luxembourg will be credited to the cash accounts of Euroclear participants or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, then the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking pari passu with the bonds in all respects, or in all respects except for

•	the payment of interest accruing prior to the issue date of any further bonds or

•	the first payment of interest following the issue date of any further bonds,

so that those further bonds would be consolidated and form a single series with the bonds and would have the same terms as to status, redemption or otherwise as the bonds. Any further bonds will be issued subject to a supplement to the fiscal agency agreement.

Prescription

Bonds will become void unless surrendered for payment within a period of ten years from the date on which the payment in respect thereof first becomes due or, if the full amount of the money has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received, notice to that effect shall have been given to the holders.

Meeting of Bondholders

The fiscal agency agreement does not contain provisions for convening meetings of holders of the bonds.

Exchange of Interests in Global Bonds for Bond Certificates

Except in the limited circumstances described below, owners of beneficial interests in global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bond certificates in definitive form and will not be considered owners or holders thereof under the fiscal agency agreement.

Registration of title to DTC bonds initially represented by the DTC global bond in a name other than DTC or successor depositary or one of their respective nominees will not be permitted unless such depositary notifies us that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to the DTC global bond or ceases to be a “clearing agency” registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or is at any time no longer eligible to act as such, and we are unable to locate a qualified successor within 90 days of receiving notice of such ineligibility on the part of such depositary, in which case notice will be given as described below in “—Notices”.

Registration of title to international bonds initially represented by the international global bond in a name other than the nominee of the common depositary for Euroclear and Clearstream, Luxembourg will not be accepted unless Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business, in which case notice will be given as described below in “—Notices”.

We may also at any time and in our sole discretion determine not to have any of the bonds represented by the global bonds. In such event, we will issue or cause to be issued bonds in definitive registered form in exchange for the global bonds. Bonds issued in definitive registered form will be issued only in fully registered form, without coupons, in denominations of $100,000 and integral multiples thereof. Any bonds so issued will be registered in such names, and in such denominations, as DTC, Euroclear or Clearstream, Luxembourg, as the case may be shall request. Such bonds may be presented for registration of transfer or exchange at the office of the fiscal agent or one of its agents in The City of New York or London, and principal thereof and interest thereon will be payable at such office of the fiscal agent, provided that interest thereon may be paid to the registered holders of the definitive registered bonds as described below. Exchange of permanent global bonds for definitive registered bonds will be made free of charge for the bondholders.

Distribution of principal of and interest on any definitive registered bonds will be made by the fiscal agent directly to registered holders of the definitive registered bonds in accordance with the procedures described in this Supplement and in the fiscal agency agreement. Interest payments and any principal payments on each payment date will be made to holders of the definitive registered bonds in whose names the definitive registered bonds were registered at the close of business on the related record date. Distributions will be made by wire transfer or by check mailed to the addresses of such holders as they appear on the register maintained by the fiscal agent. The final payment on any definitive registered bond, however, will be made only upon presentation and surrender of such definitive registered bond at the office of the fiscal agent on a payment date that is a business day in the place of presentation. The fiscal agent will provide notice to registered holders mailed not later than fifteen (15) days before such final distribution.

Definitive registered bonds will be transferable and exchangeable at the offices of the fiscal agent or at the offices of our other agents in The City of New York or London. No service charge will be imposed for any registration of transfer or exchange, but the fiscal agent may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. Neither the fiscal agent nor any transfer agent will be required to (a) exchange or register the transfer of any definitive registered bonds selected for redemption, or (b) exchange or register the transfer of definitive registered bonds for the period from the record date preceding the due date for any payment to the payment date with respect to such definitive registered bonds.

Notices

All notices will be published in a daily newspaper in English of general circulation in London (expected to be the Financial Times) and in New York City (expected to be The Wall Street Journal), provided that for so long as any bonds are represented by global bonds notices may be given by delivery of the relevant notice to DTC, Euroclear and Clearstream, Luxembourg, for communication by them to their respective participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by us with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

GLOBAL CLEARANCE AND SETTLEMENT

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of bonds among their participants, they are under no obligation to perform these procedures and they may modify or discontinue these procedures at any time. None of JFC, Japan and the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC, Euroclear and Clearstream, Luxembourg have advised as follows:

The Clearing Systems

DTC

DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.

DTC participants also may include certain other organizations such as the underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the global bonds to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global bonds to such persons may be limited. In addition, beneficial owners of bonds through the DTC system will receive distributions of principal and interest on the bonds only through DTC participants.

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream, Luxembourg provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg interface with domestic securities markets. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations and include certain of the underwriters. Indirect access to Euroclear or Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream, Luxembourg participant, either directly or indirectly.

Initial Settlement

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders against payment in same-day funds on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any bonds where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC participants

Secondary market sales of book-entry interests in the DTC bonds between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

Trading between Euroclear and/or Clearstream, Luxembourg participants

Secondary market sales of book-entry interests in the bonds held through Euroclear or Clearstream, Luxembourg to purchasers of book-entry interests in the international bonds through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures or Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds in registered form.

Trading between DTC seller and Euroclear or Clearstream, Luxembourg purchaser

When book-entry interests in bonds are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC global bond to the account of a Euroclear or Clearstream, Luxembourg accountholder wishing to purchase a beneficial interest in an international global bond, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder. On the settlement date, the custodian, Union Bank, N.A., will instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bonds; and

•	increase the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, Luxembourg as the case may be, for credit to the relevant accountholder on the first business day following the settlement date.

Trading between Euroclear or Clearstream, Luxembourg seller and DTC purchaser

When book-entry interests in the bonds are to be transferred from the account of a Euroclear or Clearstream, Luxembourg accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global bond, the Euroclear or Clearstream, Luxembourg participant must send to Euroclear or Clearstream, Luxembourg delivery free of payment instructions by 7:45 p.m., Luxembourg time, one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, Luxembourg and the fiscal agent to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream, Luxembourg will:

•	transmit appropriate instructions to the custodian, Union Bank, N.A., who will in turn deliver such book-entry interests in the bonds free of payment to the relevant account of the DTC participants; and

•	instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond; and

•	increase the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bond.

Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the bonds among participants of DTC, Clearstream, Luxembourg and Euroclear, none of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of JFC, the fiscal agent, any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended (the “Securities Act”), will have any responsibility for the performance by DTC, Euroclear and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the agreements described above.

So long as the international global bond is held on behalf of Euroclear and Clearstream, Luxembourg or on behalf of any other clearing system, referred to as an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the international global bond may be given by delivery of the relevant notice to Euroclear, Clearstream, Luxembourg or the alternative clearing system, as the case may be, and so long as the DTC global bond is held on behalf of DTC, or an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the DTC global bond may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement which we expect will be entered into no later than • , 2009, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Deutsche Bank Securities Inc., Barclays Bank PLC and Morgan Stanley & Co. International plc are acting as representatives, has severally agreed to purchase, the principal amount of bonds set forth opposite its name below:

Underwriter	Principal Amount
Deutsche Bank Securities Inc.	$	•
Barclays Bank PLC	$	•
Morgan Stanley & Co. International plc	$	•

Total	$	•

The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds.

The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the bonds directly to the public at the price to the public set forth on the cover page of this Supplement. After the bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $•.

We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers.

Certain of the underwriters have agreed to act through their respective U.S. affiliate or other U.S. broker-dealer when offering the bonds for sale in the United States.

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”) and are subject to the Act on Special Measures Concerning Taxation. Each underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell any of the bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used in this item (i) means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan; and (ii) it has not, directly or indirectly, offered or sold and will not, (a) as part of its distribution hereunder at any time and (b) otherwise until 40 days after the date of issue of the bonds, directly or indirectly, offer or sell any bonds in Japan or to, or for the benefit of, any resident of Japan (which term as used in this item (ii) means any person resident in Japan, including any corporation or other entity organized under the laws of Japan but excluding certain financial institutions defined in Article 6, paragraph 8 of the Act on Special Measures Concerning Taxation and any other excluded category of person, corporation or other entity under the Act on Special Measures Concerning Taxation) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, in compliance with Article 6 of the Act on Special Measures Concerning Taxation and any other applicable laws, regulations and ministerial guidelines of Japan.

Each of the underwriters has represented and agreed that the bonds subscribed by it will be subscribed by it as principal.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this Supplement or the SEC Base Prospectus or any other offering material relating to the bonds, in or from any jurisdiction outside the United States except under the circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on JFC or Japan except as set forth in the underwriting agreement.

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any bonds in circumstances in which section 21(1) of the FSMA does not apply to JFC or Japan; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

The bonds are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that the representatives intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds. If an active public trading market for the bonds does not develop, the market price and liquidity of the bonds may be adversely affected.

In connection with the offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of bonds than they are required to purchase in the offering. The underwriters may close out any short position by purchasing bonds in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the bonds in the open market prior to the completion of the offering. The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased bonds sold by or for the account of that underwriter in stabilizing or short covering transactions. Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the bonds. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

We and Japan have agreed severally to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of certain liabilities.

Certain of the underwriters from time to time have performed various investment and commercial banking services for us in the ordinary course of their business. We may engage in a hedging transaction directly or indirectly with one or more of the representatives in connection with the bonds offered hereby.

We expect that delivery of the bonds will be made on or about •, which is the •th U.S. business day following the date of this Supplement (this settlement cycle being referred to as (“T+ •”)). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three (3)

business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this Supplement or the next succeeding three (3) business days will be required, by virtue of the fact that the bonds initially will settle in T+ •, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

VALIDITY OF SECURITIES

The validity of the bonds and of the guarantee is being passed upon on behalf of us and Japan by Nagashima Ohno & Tsunematsu. The validity of the bonds and of the guarantee is being passed upon on behalf of the underwriters by Sullivan & Cromwell LLP. In giving their opinions, Sullivan & Cromwell LLP may rely as to matters of Japanese law upon the opinion of Nagashima Ohno & Tsunematsu, and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP.

AUTHORIZED AGENTS IN THE UNITED STATES

As of the date of this Supplement, our authorized agent in the United States, for the purpose of the Securities Act, is Toru Odaka, whose address is: Representative Office in New York, Japan Bank for International Cooperation, 712 Fifth Avenue, 26th Floor, New York, New York 10019. The authorized agents for Japan are Osamu Nakamura located at: Ministry of Finance, Government of Japan, New York Representative Office, 140 Broadway, 18th Floor, New York, New York 10005 and Akihiro Ino, located at: Embassy of Japan, 2520 Massachusetts Avenue, N.W., Washington D.C. 20008.

GENERAL INFORMATION

The listing of the bonds on the Official List of the UK Listing Authority will be expressed as a percentage of their principal amount, exclusive of accrued interest. It is expected that listing of the bonds on the Official List of the UK Listing Authority and admission of the bonds to trading on the Regulated Market of the London Stock Exchange will be granted on or about •, 2009. Prior to official listing and admission to trading, however, dealings will be permitted by the London Stock Exchange in accordance with its rules. Transactions will normally be effected for settlement in U.S. dollars and for delivery on the third working day after the day of the transactions.

We expect, but are not obligated to holders of the bonds, to maintain listing of the bonds on the Official List of the UK Listing Authority and admission of the bonds to trading on the London Stock Exchange’s Regulated Market. In connection with the listing, the UKLA Approved Prospectus will be published on the website of the Regulatory News Service, operated by the London Stock Exchange, at www.londonstockexchange.com/en-gb/pricesnews/marketnews/. Changed circumstances, including changes in listing requirements, could result in suspension or removal of the listing of the bonds on the London Stock Exchange’s Regulated Market, or cause us to conclude that continued listing of the bonds on the London Stock Exchange’s Regulated Market is impossible, impracticable or unduly burdensome, in which case, we may take steps to procure of the bonds from the Official List of the UK Listing Authority and withdrawal of admission to the London Stock Exchange’s Regulated Market. In such event, we may, but are not required to, seek an alternative admission to listing, trading and/or quotation for the bonds by another listing authority, exchange and/or system within or outside the European Union, as we may decide. An alternative admission may not be available to us or may, in our opinion, be unduly burdensome. Alternatively, we may take steps to transfer the admission to trading of the bonds to an exchange-regulated market (a market which is not a regulated market for the purposes of the Markets in Financial Instruments Directive) within the London Stock Exchange or elsewhere in the European Union.

Notice of any delisting and/or alternative listing will be given as described in “Description of the Bonds and Guarantee—Notices”, and a copy of the notice will be provided to the UK Listing Authority and the London

Stock Exchange. Although there is no assurance as to the liquidity of the bonds on the London Stock Exchange, delisting of the bonds or the transfer of admission or admission to trading of the bonds to an exchange-regulated market in the European Union may have a material effect on the ability of a bondholder to continue to hold the bonds and/or to resell the bonds held by it in the secondary market.

Except for information set forth on pages S-18 to S-19, there has been no significant change in our financial position since March 31, 2008, the date of the most recent published audited financial statements of the Predecessor.

Except as disclosed on pages S-19 to S-26, there has been no significant change in Japan’s public finance and trade data since March 31, 2008.

On •, 2009 (Tokyo time), the Minister of Finance of Japan consented to give Japan’s guarantee with respect to the bonds, upon our application dated •, 2009. The bonds are issued pursuant to a decision of the Board of Directors of JFC on March 17, 2009 and May 19, 2009.

The bonds have been accepted for clearance through Euroclear and Clearstream, Luxembourg (Common Code: 043468782; ISIN: XS0434687827; CUSIP: 471065 AA0. The address of DTC is 55 Water Street, New York, N.Y., 10041. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium. The address of Clearstream, Luxembourg is 42 Avenue JF Kennedy, L-1855 Luxembourg.

The bonds are assigned a rating of “•” by Moody’s Investors Service, Inc. and a rating of “•” by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the relevant rating organization.

We are not, and the Predecessor and the Other Predecessors have not been, involved in any governmental, legal, or arbitration proceedings (including any such proceedings which are pending or threatened, of which we are aware) during the 12 months preceding the date of this Supplement which may have, or have had in the recent past, significant effects on JFC’s, the Predecessor’s or the Other Predecessors’ financial position.

Japan is not and has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Japan is aware) during the 12 months preceding the date of this Supplement which may have, or have had in the recent past, significant effects on Japan’s financial position.

The contact address and telephone number for JFC for the purposes of this Supplement is, Capital Markets and Funding Division, Treasury Department, JBIC, 4-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8144, Japan, telephone: 81-3-5218-3304.

The contact address and telephone number for Japan for the purposes of this Supplement is, Market Finance Division, Financial Bureau, Ministry of Finance, 3-1-1 Kasumigaseki, Chiyoda-ku, Tokyo 100-8940, Japan, telephone: 81-3-3581-4111.

The Commission maintains an Internet site (http://www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission. Our Internet site is http://www.jfc.go.jp. The information on the website is not incorporated by reference into this Supplement or the SEC Base Prospectus.

The names of JFC’s directors and corporate auditors are as follows:

Governor & CEO
Shosaku Yasui

Deputy Governor
Koichi Hosokawa

President & CEO, JBIC
Hiroshi Watanabe

Senior Managing Directors
Ryuhei Katsuno
Masatoshi Sakano
Yoshihiko Murase
Yoshihiko Morita, Deputy President, JBIC

Managing Directors
Kazuhiko Bando
Masaki Omura, Managing Director, JBIC
Hiromichi Tanigawa
Yasutaka Tobita
Yoshio Nakamura
Akira Fujitsuka
Takuo Murase

Executive Directors
Fumio Hoshi, Executive Director, JBIC
Tetsuo Matsui
Toshio Matsumoto
Hiromi Minagawa
Masaharu Miyahara
Hiroo Motegi
Kunio Nakamura
Sachiko Hayakawa

Auditors
Katsufumi Nomura
Yoichiro Iwakiri
Toshio Ikeda

All of the officers are engaged by JFC on a full-time basis except for Kunio Nakamura, Sachiko Hayakawa and Toshio Ikeda.

We estimate that the amount of total expenses related to the admission of the bonds to trading on the Regulated Market of the London Stock Exchange to be approximately $•.

Where information in this Supplement has been sourced from third parties, this information has been accurately reproduced and as far as we are aware and able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. The source of third party information is identified where used.

Copies of the following documents may be inspected in hard copy form on any weekday, Saturdays and public holidays excepted, during normal business hours, and you may obtain copies of the annual reports and audited financial statements referred to in (ii), (iii) and (vii) below, for a period of 12 months from the date hereof at the office of the fiscal agent in London at 12-15 Finsbury Circus, London EC2M 7BT:

(i)	an English translation of the JFC Law;

(ii)	a copy of this Supplement and the SEC Base Prospectus (including all documents incorporated herein by reference);

(iii)	the fiscal agency agreement (or, pending execution of the fiscal agency agreement, a draft subject to modification);

(iv)	the executed guarantee; and

(v)	Japan’s Annual Report on Form 18-K for the year ended March 31, 2008 containing Japan’s financial information for the fiscal years ended March 31, 2007 and 2008 and Japan’s Budget for the fiscal year ended March 31, 2009.

Copies of the final form of the fiscal agency agreement and the guarantee will be available, so long as any bonds are outstanding, for inspection at the specified offices of the fiscal agent in London.

The bonds will bear the following legends:

“Interest payments on this security will be subject to Japanese withholding tax unless the holder establishes that this security is held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a designated Japanese financial institution described in Article 6 of the Act on Special Measures Concerning Taxation of Japan.

Interest payments on this security to an individual resident of Japan or a Japanese corporation not described in the preceding paragraph will be subject to deduction in respect of Japanese income tax at a rate of 15 per centum of the amount specified in subparagraphs (A) or (B) below, as applicable:

(A)	if interest is paid to an individual resident of Japan or to a Japanese corporation (except as provided in subparagraph (B) below), the amount of such interest; or

(B)	if interest is paid to a public corporation, a financial institution or a financial instruments firm through a payment handling agent in Japan, as provided in Article 3-3, Paragraph 6 of the Act on Special Measures Concerning Taxation of Japan, the amount of such interest minus the amount provided in the Cabinet Order relating to said Paragraph 6.”

A Japanese resident or a Japanese entity with a payment handling agent in Japan for receiving payment of interest on the bonds is exempt from withholding tax by JFC, but withholding tax will be deducted by such payment handling agent unless certain exemptions are applicable. Failure to notify the paying agent of such tax exemption status due to receipt of interest through a payment handling agent in Japan in a timely manner may result in certain double withholding tax.

The EU has adopted a Council Directive (Council Directive 2003/48/EU, the “Savings Tax Directive”) regarding the taxation of savings income. The Savings Tax Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless, during such period, they elect otherwise. A number of non-European countries and territories, including Switzerland, have agreed to adopt similar measures (a withholding system in the case of Switzerland) in response to the Savings Tax Directive.

P R O S P E C T U S

The Japan Finance Corporation

(Issuer)

Japan

(Guarantor)

$8,000,000,000

Debt Securities

The Japan Finance Corporation (“JFC”) may offer any combination of debt securities from time to time in one or more offerings. JFC will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. JFC established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC, which continues to be operating under the name of “Japan Bank for International Cooperation” or “JBIC”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 17, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that JFC and Japan filed with the Securities and Exchange Commission (the “Commission”) under a “shelf” registration process. Under this shelf process, JFC may, from time to time, sell debt securities (“Debt Securities”) described in this prospectus in one or more offerings up to a total dollar amount of $8,000,000,000. This prospectus provides you with a general description of the Debt Securities JFC may offer. Each time JFC sells securities under this shelf process, JFC will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and the relevant prospectus supplement together with additional information under the heading “Where You Can Find More Information”.

Issuance of any guarantee by Japan of any Debt Securities will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will require authorization by Japan of any guarantee of such Debt Securities on a case-by-case basis.

None of JFC, Japan or the underwriters of the Debt Securities to which any particular prospectus supplement relates has authorized any dealer, salesman or other person to give any information or to make any representation not contained in this prospectus or such a prospectus supplement. If any such dealer, salesman or other person has given or made such information or representation, you must not rely upon such information or representation as having been authorized by JFC, Japan or such underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

ii

WHERE YOU CAN FIND MORE INFORMATION

JFC and Japan file, and JFC’s predecessor, Japan Bank for International Cooperation (the “Predecessor”), and Japan have filed annual reports, amendments to annual reports and other information with the Commission. These reports and amendments include certain financial, statistical and other information about JFC, the Predecessor and Japan, and may be accompanied by exhibits. You may read and copy any document JFC and Japan file, and the Predecessor and Japan have filed, with the Commission at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of the same documents from the public reference room in Washington, D.C. by paying a fee. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the Commission maintains an Internet site (www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission.

The Commission allows JFC and Japan to “incorporate by reference” the information JFC and Japan file, and the Predecessor and Japan have filed, with the Commission, which means that JFC and Japan can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. JFC and Japan incorporate by reference the documents listed below and any future filings made with the Commission to the extent such filings indicate that they are intended to be incorporated by reference:

•	the Predecessor’s Annual Report on Form 18-K for the year ended March 31, 2008, filed on September 29, 2008; and

•	Japan’s Annual Report on Form 18-K for the year ended March 31, 2008, filed on August 20, 2008.

Each time JFC or Japan files a document with the Commission that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. JFC and Japan have not authorized anyone else to provide you with different or additional information. JFC and Japan are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

You may request a copy of the annual reports, amendments to annual reports and other information mentioned above by writing or calling JFC. Written requests for such documents should be directed to Japan Bank for International Cooperation (JBIC), the international arm of The Japan Finance Corporation, 1-4-1 Otemachi, Chiyoda-ku, Tokyo 100-8144, Japan, Attention: Press and External Affairs Division, Corporate Planning Department, JBIC. JFC’s general telephone number is 81-3-5218-3100. The Internet site of JFC is http://www.jbic.go.jp/en/ and http://www.jfc.go.jp/english/index.html. The information on the website is not incorporated by reference into this prospectus.

THE JAPAN FINANCE CORPORATION

JFC is a joint stock corporation organized under the laws of Japan. JFC was established on October 1, 2008, and succeeded to the assets, and assumed the obligations, in each case other than those of the Overseas Economic Cooperation Operations and certain minor assets to which the Japanese government succeeded, of the Predecessor, and also succeeded to the assets, and assumed the obligations, in each case other than certain minor assets to which the Japanese government succeeded, of the National Life Finance Corporation, the Japan Finance Corporation for Small and Medium Enterprise and the Agriculture, Forestry and Fisheries Finance Corporation (collectively, the “Other Predecessors”) pursuant to the Japan Finance Corporation Law (Law No. 57 of 2007) (the “JFC Law”). The assets and obligations of the Overseas Economic Cooperation Operations of the

Predecessor were transferred to the Incorporated Administrative Agency—the Japan International Cooperation Agency. JFC established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC, which continues to be operating under the name of “Japan Bank for International Cooperation” or “JBIC” pursuant to the JFC Law. The Predecessor and the Other Predecessors were abolished as of October 1, 2008.

Purpose and Authority

The JFC Law provides that JFC’s purpose is to contribute to the sound development of Japan and the international economy and society and to the improvement of the quality of national life, by taking responsibility for (i) the financial function to provide fund procurement assistance to the general public, small and medium enterprises and those engaged in agriculture, forestry and fishery and (ii) the financial function to promote overseas development and securement of resources which are important for Japan and to maintain and improve the international competitiveness of Japanese industries, also providing the financial services which are necessary to take appropriate measures with respect to disruptions to domestic or international financial order or damages caused by large-scale natural disasters, acts of terrorism, medical epidemics, etc., and furthermore enabling financial institutions, such as banks, to provide such necessary financial services in a timely and smooth manner, while having the objective of supplementing the financial transactions implemented by ordinary financial institutions.

Government Control and Supervision

The Japanese Government shall, at all times, hold the total number of outstanding shares of JFC, as required by the JFC Law. JFC’s operations, including appointment of directors, business plans and issuance of new debt securities, are subject to the supervision of the Minister of Finance, Minister of Health, Labor and Welfare, Minister of Economy, Trade and Industry, and Minister of Agriculture, Forestry and Fisheries in accordance with Article 64 of the JFC Law, and the Financial Operations for Facilitating Realignment of U.S. Forces in Japan are subject to the supervision of the Minister of Finance and the Minister of Defense. The Government Agencies Budget, which the Minister of Finance formulates and which is subject to approval by the Diet, includes JFC’s annual budget of revenues and expenditures.

Operations

Under the JFC Law, JFC conducts operations that are basically the same as those formerly conducted by the Predecessor (with respect to its International Financial Operations and Financial Operations for Facilitating Realignment of U.S. Forces in Japan) and the Other Predecessors. JFC is responsible for (i) providing Japanese corporations with export loans, import loans, overseas investment loans, untied loans, guarantees, securitizations and equity participation in overseas projects providing financial assistance to most of the parties to which the Predecessor and the Other Predecessors used to provide financial assistance; (ii) providing financing to micro, small and medium enterprises; and (iii) providing long-term, low-interest loans to develop agriculture, forestry, fisheries and a stable food supply.

Under the JFC Law, JFC established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC by having a separate account for each category of its operations. The international arm of JFC continues to be operating under the name of “Japan Bank for International Cooperation” or “JBIC”. This is intended to enable JFC to operate on its own expertise and initiative with respect to the international financial operations of JFC (“JBIC Operations”), which it inherited from the Predecessor, and to preserve the international trust and confidence that the Predecessor enjoyed, pursuant to the JFC Law.

Consistently with the JFC Law, JFC considers whether or not to provide long-term financing and related services to a qualified project which meets relevant criteria, including financial viability. JFC raises funds mainly by borrowing from the Japanese government, and also issuing both Japanese government guaranteed bonds and non-guaranteed bonds.

Organizational Structure

Management

JFC’s board of directors has the ultimate responsibility for the administration of its affairs. JFC’s articles of incorporation provide for a board of directors of not more than 22 directors and provide for not more than five corporate auditors. All directors and corporate auditors are elected by the Japanese government as JFC’s sole shareholder at the shareholder’s general meetings, but the election of each director and corporate auditor is subject to approval of the competent minister in accordance with the JFC Law. The normal term of office for directors is two years, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors may elect from among its members, a Governor, two Deputy Governors, several Senior Managing Directors and several Managing Directors. The Governor acts as the chairperson at the shareholder’s general meeting. One of the Deputy Governors (the “President & CEO, JBIC”) presides over the JBIC Operations. The board of directors also elects one or more representative directors from among its members, but such election is subject to the approval of the competent minister. Each of the Governor, Deputy Governor, President & CEO, JBIC and Senior Managing Directors has the authority to represent JFC in the conduct of its affairs.

The corporate auditors, or auditors, form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors that year. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of JFC’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

JFC is required to appoint, and has appointed, independent auditors, who have the statutory duties of examining the financial statements, prepared on a basis consistent with accounting principles generally accepted in Japan, to be submitted to the shareholders by a representative director, and preparing their audit report thereon. JFC has selected its independent auditors to audit the financial statements for the six-month period ending March 31, 2009, which is JFC’s initial fiscal period.

JFC’s initial directors and corporate auditors, elected on October 1, 2008, are as follows:

Name	Title
Shosaku Yasui	Governor & CEO

Koichi Hosokawa	Deputy Governor

Hiroshi Watanabe	President & CEO, JBIC

Ryuhei Katsuno	Senior Managing Director

Masatoshi Sakano	Senior Managing Director

Yoshihiko Murase	Senior Managing Director

Yoshihiko Morita	Senior Managing Director (Deputy President, JBIC)

Kazuhiko Bando	Managing Director

Masaki Omura	Managing Director (Managing Director, JBIC)

Hiromichi Tanigawa	Managing Director

Yasutaka Tobita	Managing Director

Yoshio Nakamura	Managing Director

Akira Fujitsuka	Managing Director

Takuo Murase	Managing Director

Fumio Hoshi	Executive Director (Executive Director, JBIC)

Name	Title
Tetsuo Matsui	Executive Director

Toshio Matsumoto	Executive Director

Hiromi Minagawa	Executive Director

Masaharu Miyahara	Executive Director

Hiroo Motegi	Executive Director

Kunio Nakamura	Executive Director

Sachiko Hayakawa	Executive Director

Katsufumi Nomura	Auditor

Yoichiro Iwakiri	Auditor

Toshio Ikeda	Auditor

Eiko Shinotsuka	Auditor

JAPAN

Japan is a mountainous island country in the western Pacific, with a population of over 127 million. Japan has a parliamentary form of government. The Diet, which consists of a House of Representatives and a House of Councillors, holds the legislative power.

APPLICATION OF PROCEEDS

JFC will use the net proceeds from the sale of the Debt Securities solely and exclusively for the JBIC Operations, which are conducted under the name of “Japan Bank for International Cooperation” or “JBIC”. The proceeds shall be administered in the account of the JBIC Operations, separately from the respective accounts of the other domestic financial operations of JFC, in accordance with the JFC Law.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEE

The following is a brief summary of the terms and conditions of the Debt Securities and the Fiscal Agency Agreement or Agreements pursuant to which they will be issued (the “Fiscal Agency Agreement”). JFC has filed or will file copies of the forms of Debt Securities and the form of Fiscal Agency Agreement as exhibits to the registration statement of which this prospectus is a part. The following summary does not purport to be complete, and you should refer to such exhibits for more complete information.

General

From time to time, JFC may authorize and issue Debt Securities in one or more series. The prospectus supplement that relates to your Debt Securities will specify the following terms:

•	The designation, aggregate principal amount, currency, any limitation on such principal amount and authorized denominations;

•	The percentage of their principal amount at which such Debt Securities will be issued;

•	The maturity date or dates;

•	The interest rate or rates, if any, which may be fixed or variable, and the dates for payment of interest, if any;

•	The paying agencies where payments of principal, premium, if any, and interest, if any, will be made;

•	Any optional or mandatory redemption terms or repurchase or sinking fund provisions; and

•	Other specific provisions.

If JFC issues any Debt Securities at an original issue discount or payable in a currency other than the United States dollar, the prospectus supplement relating to such Debt Securities will also describe special U.S. federal income tax and other considerations applicable to such Debt Securities.

JFC and Japan will appoint a fiscal agent (the “Fiscal Agent”) or agents in connection with the Debt Securities. The Fiscal Agency Agreement will set forth the Fiscal Agent’s duties. The Fiscal Agent will be a bank or trust company named in the applicable prospectus supplement, but JFC and Japan may replace the Fiscal Agent and may appoint different fiscal agents for different series of Debt Securities. JFC and Japan may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of JFC and Japan, is not a trustee for the holders of Debt Securities and does not have the same responsibilities or duties to act for such holders as would a trustee.

Rank of Debt Securities

The Debt Securities will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Guarantee of Japan

Japan will unconditionally guarantee payment of principal of and premium, if any, and interest on the Debt Securities. The guarantee will be a general obligation of Japan, and Japan will pledge its full faith and credit for the performance of the guarantee. The guarantee will rank equally in right of payment with all other general obligations of Japan without any preference one above the other by reason of priority of date of issue or otherwise. Japan will agree that the guarantee may be enforced, in the event of default by JFC, without making prior demand upon or seeking to enforce remedies against JFC.

Issuance of any such guarantee will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will, on a case-by-case basis, necessitate the obtaining of authorization by Japan of any such guarantee.

Redemption

If the Debt Securities of a series provide for mandatory redemption, or redemption at the election of JFC, such redemption shall be on at least 30 days’ notice. In event of redemption in part, the Fiscal Agent will select the Debt Securities to be redeemed by lot or in any usual manner it approves. The Fiscal Agent will mail notice of such redemption to holders of registered Debt Securities of such series, to their last addresses as they appear on the register of the Debt Securities of such series.

Japanese Taxation

The following description of Japanese taxation (limited to national taxes) applies to interest on the Debt Securities issued by JFC on or before March 31, 2010 outside Japan and payable outside Japan as well as to certain aspects of capital gains, inheritance and gift taxes. You should note that the following description of Japanese taxation is not exhaustive.

Tax Withholding Rules.    Certain recipients of interest on the Debt Securities are subject to the following Japanese tax withholding rules:

•	If the recipient of interest on any Debt Securities is:

•	A non-resident of Japan with no permanent establishment within Japan;

•	A non-Japanese corporation with no permanent establishment within Japan; or

•

A non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to the business carried on within Japan by such recipient through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

•

If the relevant Debt Securities are held through a certain participant (“Participant”) in an international clearing organization such as Euroclear System, Clearstream Banking, société anonyme, or a certain financial intermediary prescribed by Act on Special Measures Concerning Taxation of Japan and the relevant cabinet order thereunder (such Act, cabinet order and the related ministerial regulation are called the “Act”), the requirement to provide certain information prescribed by the Act (“Interest Recipient Information”) to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted; and

•

If the relevant Debt Securities are not held through a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a written application for exemption from withholding tax (the “Written Application for Tax Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will result in the withholding by JFC of income tax at the rate of 15% unless any lower rate or exemption is applicable under the relevant tax treaty between Japan and another country. In order to avail themselves to such reduced rate of, or exemption from, Japanese withholding tax under any applicable tax treaty, non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by JFC are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Interest” (as well as any other required forms and documents) in advance through JFC to the relevant tax authority before payment of interest.

•	If the recipient of interest on any Debt Securities is:

•	A Japanese bank;

•	A Japanese insurance company;

•	A Japanese financial instruments business operator; or

•

Any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph 8 of Act on Special Measures Concerning Taxation (each a “Designated Financial Institution”), and such recipient complies with, among others, the requirement to provide the Interest Recipient Information or to submit the Written Application for Tax Exemption, as the case may be, no income tax will be imposed by way of withholding or otherwise. The recipient will, however, be subject to normal corporate tax with respect to such interest.

•	If the recipient of interest on any Debt Securities is:

•	A non-resident of Japan with a permanent establishment within Japan; or

•	A non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by JFC of income tax at the rate of a 15%, provided, however, that the recipient may be required to provide the Interest Recipient Information or to submit the Written Application for Tax Exemption, as the case may be. The amount of such interest will, however, be included in the recipient’s other Japanese source income which is subject to Japanese taxation, and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

•	Japanese banks;

•	Japanese insurance companies;

•	Japanese financial instruments business operators;

•

other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 3-3, Paragraph 6 of Act on Special Measures Concerning Taxation (such institutions, together with Japanese banks, insurance companies and financial instruments business operators, are called “Specified Financial Institutions”); or

•	Japanese public corporations designated by the relevant law (“Public Corporations”),

and such recipient receives payment of interest through certain Japanese payment handling agents (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15%. As JFC is not in a position to know in advance the recipient’s status, the recipient of interest falling under this category should inform JFC through the paying agent of its status in a timely manner. Failure to do so may result in double withholding. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In the case of other recipients who are individual residents of Japan (other than those referred to in the immediately preceding sentence) or Japanese corporations referred to in the beginning of this paragraph, such recipient must include the amount of interest in the recipient’s gross income and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is:

•

A Public Corporation that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

•	A Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding or otherwise on such portion of interest as is prescribed by the relevant cabinet order as that which is corresponding to the period the Debt Securities were held by such recipient, but if the recipient is a Specified Financial Institution, the recipient will be subject to normal corporate tax with respect to such interest. However, since JFC is not in a position to know in advance the recipient’s withholding tax exemption status, the recipient of interest falling under this category should inform JFC through the paying agent of its status in a timely manner. Failure to so notify JFC may result in the withholding by JFC of a 15% income tax. Any amount of interest received by such recipient in excess of the non- taxable portion described above will be subject to the withholding by the Japanese Custodian of income tax at the rate of 15%. If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation (except for a Designated Financial Institution which complies with the requirements described above) and receives interest not through a Japanese Payment Handling Agent income tax at the rate of 15% will be withheld by JFC.

Capital Gains, Inheritance and Gift Taxes.    Gains derived from the sale outside Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation not having a permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from an individual may be required to pay Japanese inheritance or gift tax at progressive rates.

United States Taxation

This section describes the material United States federal income tax consequences of owning Debt Securities. It is the opinion of Sullivan & Cromwell LLP. It applies to you only if you acquire Debt Securities in the offering at the offering price and you hold your Debt Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Debt Securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns Debt Securities as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Debt Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Debt Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Debt Securities.

For special United States federal income tax and other considerations applicable to particular issues of Debt Securities (such as Debt Securities issued with original issue discount or Debt Securities denominated in a currency other than the United States dollar), you should read a further description of such considerations in the prospectus supplement relating thereto. You should note that the following description of United States taxation is not exhaustive.

Please consult your own tax advisor concerning the consequences of owning the Debt Securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders.    You are a United States holder if you are a beneficial owner of a Debt Security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You will be taxed on interest on your Debt Security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. Interest paid by JFC on the Debt Securities constitutes income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to you.

Your tax basis in your Debt Security will generally be the cost of your Debt Security. You will generally recognize gain or loss on the sale or retirement of your Debt Security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your Debt Security. You will recognize capital gain or loss when you sell or retire your Debt Security, except to the extent attributable to accrued but unpaid interest. Capital gain of a non-corporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Non-United States Holders.    Subject to the discussion of backup withholding below, interest on the Debt Securities is currently exempt from United States federal income tax if paid to:

•	an individual who is not a citizen or resident of the United States, whether or not such individual is engaged in trade or business in the United States; or

•	a corporation organized under the laws of a country other than the United States, whether or not such corporation is engaged in trade or business in the United States,

unless:

•	the corporation is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the United States Internal Revenue Code; or

•

the individual or corporation has an office or other fixed place of business in the United States to which the interest is attributable, the interest is derived in the active conduct of a banking, financing or similar business within the United States, and certain other conditions exist.

A beneficial owner of a Debt Security will not be subject to United States federal income tax on any gain realized on the sale or retirement of a Debt Security if the beneficial owner is:

•	a non-resident alien individual; or

•	a foreign corporation, foreign partnership, or an estate or trust that in either case is not subject to United States federal income tax on a net income basis in respect of a Debt Security,

unless:

•	such gain is effectively connected with the conduct by the holder of a United States trade or business; or

•

in the case of an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and either the holder has a “tax home” in the United States or the gain is attributable to an office or other fixed place of business maintained by the holder in the United States.

The Debt Securities are not includible in the gross estate for purposes of the United States estate tax in the case of a nonresident of the United States who was not a citizen of the United States at the time of death.

Backup Withholding and Information Reporting.    Backup withholding and certain information reporting requirements may apply to payments of principal and any premium and interest on the Debt Securities made to certain non-corporate holders if such payments are made or are considered made in the United States (including payments made by wire transfer from outside the United States to an account maintained by the holder with the Fiscal Agent or paying agent in the United States). If the conditions relating to place of payment are satisfied, non-resident alien individuals are generally exempt from backup withholding and reporting requirements (assuming that the gain or income is otherwise exempt from United States federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption. Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a person who sells a Debt Security through a United States office of a broker. In addition, information reporting (but not backup withholding) will apply to a person that sells a Debt Security through any of the following persons or entities, unless the holder provides documentary evidence of non-U.S. status or otherwise establishes an exemption:

•	a non-United States office of a United States broker;

•

a non-United States office of a broker that is a controlled foreign corporation for United States tax purposes or that is a person 50% or more of whose income for a specified period is effectively connected with a United States trade or business; or

•

a foreign partnership, if at any time during its taxable year one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital, or if at any time during its taxable year such foreign partnership is engaged in a United States trade or business.

Acceleration of Maturity

With respect to any series of Debt Securities, in case of the following types of default, each Debt Security of such series will become due and payable at the option of the holder of such Debt Security upon written notice to the Fiscal Agent, unless all defaults shall have been cured prior to the receipt of such notice by the Fiscal Agent:

•

Default in any payment, when due, of principal (if due in installments) or premium, if any, or interest on any of the Debt Securities of such series, or, if such series is entitled to a sinking fund, in the deposit, when due, of any sinking fund payment, and continuance of such default for a period of 30 days;

•

Default in the performance by JFC or by Japan of any other obligation contained in the Debt Securities of such series or in the related guarantee of Japan, and the continuance of such default for a period of

60 days following written notice thereof to JFC or Japan, as the case may be, by the holders of 25% or more in aggregate principal amount of the then outstanding Debt Securities of such series;

•

Acceleration of the types of indebtedness of JFC that are described below, for borrowed moneys exceeding in the aggregate $50,000,000 or its equivalent in any other currency or currencies, as a result of a default by any person or any event treated in effect as a default, and the non-occurrence of (i) any contest in good faith by JFC against the acceleration or (ii) the rescission or annulment of the acceleration, for a period of 90 days following written notice thereof to JFC by the holders of 25% or more in aggregate principal amount of the then outstanding Debt Securities of such series; or

•

Dissolution of JFC unless the obligations under the Debt Securities of such series are assumed by (i) Japan or (ii) an entity whose obligations under the Debt Securities of such series are guaranteed by Japan.

The types of indebtedness covered by the third bullet paragraph above are those in the form of, or represented by, bonds, notes, debentures or other securities, which (i) are, or may, at the option of the person entitled to such securities, be or become, denominated or payable in, or by reference to, a currency or currencies other than Japanese yen, (ii) are not repayable within three years from the date of their issue, otherwise than at the option, or due to the default, of JFC, and (iii) are, or are capable of being, quoted, listed or ordinarily traded on any stock exchange or in any over-the-counter securities market.

The Fiscal Agency Agreement will not require JFC to furnish to the Fiscal Agent periodic evidence as to the absence of default.

Governing Law

The Fiscal Agency Agreement, the Debt Securities and the guarantee of Japan will all provide that they shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to authorization and execution by JFC and Japan of the Fiscal Agency Agreement and the Debt Securities and the guarantee of Japan, as the case may be, and any other matters required to be governed by the laws of Japan.

Jurisdiction and Enforceability

JFC will effect the irrevocable appointment of the Fiscal Agent as its authorized agent upon which process may be served in any action based upon the Debt Securities (i.e., asserting rights set forth in the Debt Securities) which any holder of a Debt Security may institute in any State or Federal court in The City of New York. JFC will accept the jurisdiction of such court in such action. JFC will also waive irrevocably any immunity from jurisdiction (but not execution) to which it might otherwise be entitled in any action based upon the Debt Securities. The Fiscal Agent is not the agent for service for actions brought under the federal securities laws, and JFC’s waiver of immunity does not extend to such actions. Although Japan is subject to suit based upon the guarantee of the Debt Securities before the Tokyo District Court, Japan has not consented to the jurisdiction of any court outside Japan in connection with actions brought against it for any purpose in any way relating to the Debt Securities or its guarantee of the Debt Securities, has not appointed an agent for service of process in connection with any such action and has not agreed to waive any degree of sovereign immunity to which it may be entitled in any such action.

If you bring an action against JFC under federal securities laws or against Japan for any purpose, unless JFC or Japan (as the case may be) waives immunity with respect to such action, you would be able to obtain a United States judgment in such action against JFC or Japan, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976, as amended, precludes the granting of sovereign immunity. Even if you could obtain a United States judgment in any such action under that Act, you may not be able to obtain a judgment in Japan based on such a United States judgment. Moreover, you may not be able to execute upon property of JFC or Japan located in the United States to enforce a judgment obtained under that Act except under the limited circumstances specified in that Act.

PLAN OF DISTRIBUTION

JFC may sell Debt Securities directly, to or through underwriters or through agents. Each prospectus supplement with respect to Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of the underwriters or agents, the public offering price of such Debt Securities and the net proceeds to JFC from such sale, any underwriting discounts or other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

If underwriters are used in the sale, they will acquire Debt Securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offer of Debt Securities to the public may take the form of an offer through underwriting syndicates represented by managing underwriters, or a direct offer by one or more investment banking firms or others, as designated. Unless the applicable prospectus supplement otherwise indicates, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

JFC may, directly or through agents it designates, sell Debt Securities from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of Debt Securities and set forth any commissions payable by JFC to such agent. Unless such prospectus supplement otherwise indicates, any such agent will be acting on a best efforts basis for the period of its appointment.

In compliance with guidelines of the Financial Industry Regulatory Authority, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

If the applicable prospectus supplement so indicates, JFC will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from JFC at the public offering price set forth in such prospectus supplement pursuant to “delayed delivery” contracts. Purchasers of Debt Securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the Debt Securities on a date or dates stated in the applicable prospectus supplement. Such contracts will be subject only to those conditions set forth in such prospectus Supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

The applicable prospectus supplement will describe limitations on sales to certain persons of Debt Securities (including limitations imposed by relevant Japanese laws), if any.

Agents and underwriters may be entitled under agreements into which they enter with JFC to indemnification by JFC against certain civil liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may engage in transactions with or perform services for JFC in the ordinary course of business.

AUTHORIZED AGENTS IN THE UNITED STATES

The authorized agent in the United States for JFC, for purposes of the United States Securities Act of 1933, as amended, is Toru Odaka, whose address is: Representative Office in New York, Japan Bank for International Cooperation, the international arm of The Japan Finance Corporation, 712 Fifth Avenue, 26th Floor, New York, New York 10019. The authorized agent for Japan is Osamu Nakamura, whose address is: Ministry of Finance, Government of Japan, New York Representative Office, 140 Broadway, 18th Floor, New York, New York 10005.

VALIDITY OF SECURITIES

Nagashima Ohno & Tsunematsu, Tokyo, Japan, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities, and all other matters of Japanese law and procedure on behalf of JFC and Japan. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities. In giving their opinions, Sullivan & Cromwell LLP may rely as to all matters of Japanese law and procedure on the opinion of Nagashima Ohno & Tsunematsu, and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinion of Sullivan  & Cromwell LLP.

FURTHER INFORMATION

The registration statement of which this prospectus is a part, any post-effective amendment to such registration statement, and the prospectus supplement or supplements relating to any series or issue of the Debt Securities, which are on file with the Commission, contain further information concerning such series or issue.

The President & CEO, JBIC, in his official capacity as such President & CEO, JBIC, thereunto duly authorized, has supplied the information set forth in this prospectus under the caption “The Japan Finance Corporation” and the information incorporated in this prospectus by reference relating to JFC, and such information is stated on his authority.

The Minister of Finance of Japan, in his official capacity as such Minister, thereunto duly authorized, has supplied the information set forth in this prospects under the caption “Japan” and the information incorporated in this prospectus by reference relating to Japan, and such information is stated on his authority.

REGISTERED AND HEAD OFFICE OF JFC

9-3, Otemachi 1-chome

Chiyoda-ku

Tokyo 100-0004

Japan

FISCAL AGENT, PRINCIPAL PAYING AGENT AND TRANSFER AGENT

The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch

12-15 Finsbury Circus

London EC2M 7BT

also acting through

Union Bank, N.A.

551 Madison Avenue, 11th Floor

New York, N.Y. 10022

LEGAL ADVISERS

To JFC and Japan Nagashima Ohno & Tsunematsu Kioicho Building 3-12, Kioicho Chiyoda-ku, Tokyo 102-0094 Japan	To the Underwriters Sullivan & Cromwell LLP Otemachi First Square 5-1, Otemachi 1-chome Chiyoda-ku, Tokyo 100-0004 Japan

$•

The Japan Finance Corporation

•%

Guaranteed Bonds

Due June •, 2014

Unconditionally and Irrevocably Guaranteed

as to Payment of Principal and Interest

by

Japan

PROSPECTUS SUPPLEMENT

Deutsche Bank Securities

Barclays Capital

Morgan Stanley

•, 2009